EXECUTION VERSION

Published Deal CUSIP Number: 89624DAC4 3-Year Term Loan Facility CUSIP Number: 89624DAD2 5-Year Term Loan Facility CUSIP Number: 89624DAE0
TERM LOAN CREDIT AGREEMENT
dated as of
December 27, 2022
among
TRIMBLE INC.,
the LENDERS Party Hereto,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent
___________________________
BOFA SECURITIES, INC.
SUMITOMO MITSUI BANKING CORPORATION,
TD BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Joint Lead Arrangers and Joint Bookrunners
BOFA SECURITIES, INC.
SUMITOMO MITSUI BANKING CORPORATION,
TD BANK, N.A.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION
as Syndication Agents
THE BANK OF NOVA SCOTIA,
as Documentation Agent

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TABLE OF CONTENTS
i
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ii
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SCHEDULES:
Schedule 2.01    —    Commitments
Schedule 6.01    —    Permitted Existing Liens
Schedule 6.02    —    Permitted Existing Indebtedness
EXHIBITS:
Exhibit A    —    Form of Assignment and Assumption
Exhibit B    —    Form of Borrowing Request
Exhibit C-1    —    [Reserved]
Exhibit C-2    —    [Reserved]
Exhibit D    —    Form of Compliance Certificate
Exhibit E     —    Form of Interest Election Request
Exhibit F-1    —    Form of US Tax Compliance Certificate for Foreign Lenders that are not Partnerships for US Federal Income
Exhibit F-2    —    Form of US Tax Compliance Certificate for Non-US Participants that are not Partnerships for US Federal Income Tax Purposes
Exhibit F-3    —    Form of US Tax Compliance Certificate for Non-US Participants that are Partnerships for US Federal Income Tax Purposes
Exhibit F-4    —    Form of US Tax Compliance Certificate for Foreign Lenders that are Partnerships for US Federal Income Tax Purposes
Exhibit G     —    [Reserved]
Exhibit H     —    Form of Solvency Certificate
iii
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TERM LOAN CREDIT AGREEMENT dated as of December 27, 2022, among TRIMBLE INC., a Delaware corporation, the LENDERS party hereto and BANK OF AMERICA, N.A., as the Administrative Agent.
The parties hereto agree as follows:
Article I

Definitions
Section 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“3-Year Tranche Term Lender” means a Lender with a 3-Year Tranche Term Commitment or holding a 3-Year Tranche Term Loan.
“3-Year Tranche Term Maturity Date” means the date that is three years after the Closing Date.
“3-Year Tranche Term Loan” has the meaning set forth in Section 2.01(a).
“3-Year Tranche Term Commitment” means, for each Lender, the amount set forth under the heading “3-Year Tranche Term Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “3-Year Tranche Term Commitments”). As of the Effective Date, the aggregate amount of the 3-Year Tranche Term Commitments of all Lenders is $500,000,000.
“5-Year Tranche Term Lender” means a Lender with a 5-Year Tranche Term Commitment or holding a 5-Year Tranche Term Loan.
“5-Year Tranche Term Maturity Date” means the date that is five years after the Closing Date.
“5-Year Tranche Term Loan” has the meaning set forth in Section 2.01(b).
“5-Year Tranche Term Commitment” means, for each Lender, the amount set forth under the heading “5-Year Tranche Term Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party to this Agreement, as such amount may be reduced or adjusted from time to time in accordance with the terms of this Agreement (collectively, the “5-Year Tranche Term Commitments”). As of the Effective Date, the aggregate amount of the 5-Year Tranche Term Commitments of all Lenders is $500,000,000.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction, or any series of related transactions, by which the Company or any of its Subsidiaries (a) acquires any going business concern or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, or (b) acquires (in one transaction or as the most recent

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transaction in a series of transactions) at least a majority (in number of votes) of the securities of any Person which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding Capital Stock in another Person.
“Acquisition Indebtedness” means any Indebtedness of the Company or any Subsidiary that has been incurred for the purpose of financing, in whole or in part, an Acquisition and any related transactions (including for the purpose of refinancing or replacing all or a portion of any related bridge facilities or any pre-existing Indebtedness of the Persons or assets to be acquired); provided that either (a) the release of the proceeds thereof to the Company and the Subsidiaries is contingent upon the substantially simultaneous consummation of such Acquisition (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition, or if such Acquisition is otherwise not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness, then, in each case, such proceeds are, and pursuant to the terms of such definitive documentation are required to be, promptly applied to satisfy and discharge all obligations of the Company and the Subsidiaries in respect of such Indebtedness) or (b) such Indebtedness contains a “special mandatory redemption” provision (or a similar provision) if such Acquisition is not consummated by the date specified in the definitive documentation evidencing, governing the rights of the holders of or otherwise relating to such Indebtedness (and, if the definitive agreement for such Acquisition is terminated prior to the consummation of such Acquisition or such Acquisition is otherwise not consummated by the date so specified, such Indebtedness is, and pursuant to such “special mandatory redemption” (or similar) provision is required to be, redeemed or otherwise satisfied and discharged within 90 days of such termination or such specified date, as the case may be).
“Administrative Agent” means Bank of America, in its capacity as the administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of Bank of America or any such successor through which Bank of America or such successor shall perform any of its obligations in such capacity hereunder or under the other Loan Documents.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls, is Controlled by or is under common Control with the Person specified.
“Agreement” means this Term Loan Credit Agreement.
“Agreement Currency” has the meaning set forth in Section 10.17(b).
“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR for such date plus 1.00%. The “prime rate” is a rate set

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by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above; provided that if the Alternate Base Rate as determined pursuant to the foregoing would otherwise be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or any of its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder and the UK Bribery Act 2010.
“Applicable Authority” means the SOFR Administrator or any Governmental Authority having jurisdiction over the Administrative Agent or the SOFR Administrator.
“Applicable Creditor” has the meaning set forth in Section 10.17(b).
“Applicable Rate” means, for any day, with respect to any Loan that is an ABR Loan or a Term SOFR Loan the applicable rate per annum set forth below under the applicable caption “Applicable Margin Term SOFR Loans under the 3-Year Tranche”, “Applicable Margin ABR Loans under the 3-Year Tranche”, “Applicable Margin Term SOFR Loans under the 5-Year Tranche” or “Applicable Margin ABR Loans under the 5-Year Tranche”, as the case may be, determined by reference to the Pricing Category corresponding to the Applicable Ratings in effect at such time.

Pricing Category	Applicable Ratings (Moody’s/S&P)	Applicable Margin Term SOFR Loans under the 3-Year Tranche (percent per annum)	Applicable Margin ABR Loans under the 3-Year Tranche (percent per annum)	Applicable Margin Term SOFR Loans under the 5-Year Tranche (percent per annum)	Applicable Margin ABR Loans under the 5-Year Tranche (percent per annum)
Category 1	> Baa1/BBB+	1.125%	0.125%	1.250%	0.250%
Category 2	Baa1/BBB+	1.250%	0.250%	1.375%	0.375%
Category 3	Baa2/BBB	1.375%	0.375%	1.500%	0.500%
Category 4	Baa3/BBB-	1.500%	0.500%	1.625%	0.625%
Category 5	Ba1/BB+	1.750%	0.750%	1.875%	0.875%
Category 6	< Ba1/BB+	2.000%	1.000%	2.125%	1.125%

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For purposes of the foregoing, (a) if the Applicable Ratings assigned by Moody’s and S&P shall fall within different Pricing Categories, the applicable Pricing Category shall be the Pricing Category in which the higher of the Applicable Ratings shall fall unless the Applicable Ratings differ by two or more Pricing Categories, in which case the applicable Pricing Category shall be the Pricing Category one level below that corresponding to the higher Applicable Rating, (b) if either Moody’s or S&P shall not have an Applicable Rating in effect (other than by reason of the circumstances referred to in the last sentence of this paragraph), such rating agency shall be deemed to have an Applicable Rating in Pricing Category 6, and (c) if any Applicable Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective on the fifth Business Day following the date on which it is first announced by the applicable rating agency making such change. If the rating system of either Moody’s or S&P shall change, or if such rating agency shall cease to be in the business of rating corporate debt obligations and corporate credit, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of Applicable Ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rating shall be deemed to be that most recently in effect from such rating agency prior to such change or cessation.
“Applicable Ratings” means, with respect to S&P or Moody’s, the Senior Unsecured Rating established by such rating agency.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BofA Securities, Inc., Sumitomo Mitsui Banking Corporation, TD Bank, N.A. and Wells Fargo Bank, National Association, in their capacities as the joint lead arrangers and joint bookrunners for the Term Facility.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, with the consent of any Person whose consent is required by Section 10.04, and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination on the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.

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“Authorized Officer” means any of the Chairman of the Board, the Chief Executive Officer, the President, the Treasurer, Assistant Treasurer, any Vice President or the Chief Financial Officer of the Company, acting singly; provided that, when such term is used in reference to any document executed by, or a certification of, an Authorized Officer, upon request of the Administrative Agent, the secretary or assistant secretary of the Company shall have delivered (which delivery may be made on the Effective Date) an incumbency certificate to the Administrative Agent as to the authority of such individual.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A.
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) and in respect of which the Company or any other member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with 12 U.S.C. § 1841(k)) of such Person.
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

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“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means US$5,000,000.
“Borrowing Multiple” US$1,000,000.
“Borrowing Request” means a request by or on behalf of the Company for a Borrowing in accordance with Section 2.03, which shall be in the form of Exhibit B or any other form approved by the Administrative Agent.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to remain closed.
“Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership, partnership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; provided that “Capital Stock” shall not include any debt securities convertible into Capital Stock, cash or a combination of Capital Stock and cash prior to such conversion.
“Capitalized Lease” of a Person means any lease of property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the government of the United States and backed by the full faith and credit of the United States, (b) domestic and eurocurrency certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof or the District of Columbia, or any foreign bank or its branches or agencies the long-term indebtedness of which institution at the time of acquisition is rated A- (or better) by S&P or A3 (or better) by Moody’s, and which certificates of deposit and time deposits are fully protected against currency fluctuations for any such deposits with a term of more than 90 days; (c) shares of money market, mutual or similar funds having assets in excess of US$100,000,000 and the investments of which are limited to (i) investment grade securities (i.e., securities rated at least BBB by S&P or Baa by Moody’s) and (ii) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by S&P or P-1 (or better) by Moody’s (all such institutions being “Qualified Institutions”); (d) commercial paper of Qualified Institutions with maturities not exceeding 365 days from the date of acquisition thereof and (e) other investments properly classified as “cash” or “cash

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equivalents” in accordance with GAAP and made in accordance with the Company’s investment policy, as approved by the Company’s Board of Directors from time to time.
“Certain Funds Period” means the period from and including the Effective Date to and including the first to occur of:
(a)    11:59 p.m., New York City time on July 10, 2023;
(b)    the date of the consummation of the Trout Acquisition, effective immediately following such consummation, with or without the use of any portion of the Loans; and
(c)    the termination of the Trout Acquisition Agreement in accordance with the terms thereof.
“Certain Funds Purpose” means the consummation of any portion of the Trout Acquisition, including payment of the consideration for the Trout Acquisition, repaying indebtedness of Trout and its Subsidiaries, and/or the payment of any portion of the Transaction Costs.
“Certain Funds Termination Date” means the date that is the last day of the Certain Funds Period.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules thereunder), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, beneficially or of record, of 35% or more of the combined voting power of the Company’s outstanding Capital Stock ordinarily having the right to vote at an election of directors; or (b) during any period of 12 consecutive months, the majority of the board of directors of the Company fails to consist of Continuing Directors.
“Charges” has the meaning set forth in Section 10.13.
“Closing Date” means the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.02).
“Clean-Up Period Termination Date” means the date that is 30 days after the Closing Date.

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“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, for each Lender, the sum of its 3-Year Tranche Term Commitment and its 5-Year Tranche Term Commitment. As of the Effective Date, the aggregate amount of the Commitments of all Lenders is $1,000,000,000.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Company pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to Section 10.01, including through the Platform.
“Company” means Trimble Inc., a Delaware corporation.
“Compliance Certificate” means a Compliance Certificate in the form of Exhibit D or any other form approved by the Administrative Agent.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate or Term SOFR, as applicable, any conforming changes to the definitions of “Alternate Base Rate”, “SOFR”, “Term SOFR”, and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice for such Agreement Currency is not administratively feasible or that no market practice for the administration of such rate for such Agreement Currency exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Net Tangible Assets” means the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, but excluding therefrom all goodwill and other intangible assets under GAAP.
“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste (including as these terms are defined in the definition of Environmental Laws) and any other substance, material or waste regulated or prohibited by or pursuant to any Environmental Law.
“Contingent Obligation” means, with respect to any Person, any Contractual Obligation, contingent or otherwise, of such Person with respect to any Indebtedness of another Person or other obligation or liability of another Person, including, without

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limitation, any such Indebtedness, obligation or liability of another Person directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. The term “Contingent Obligation” shall not include (a) any customary indemnity obligations entered into in the ordinary course of business or in connection with any transaction permitted hereby or (b) endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be equal to the portion of the obligation so guaranteed or otherwise supported, in the case of known recurring obligations, and the maximum reasonably anticipated liability in respect of the portion of the obligation so guaranteed or otherwise supported assuming such Person is required to perform thereunder, in all other cases.
“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Effective Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election, in each case either by specific vote or by approval of a proxy statement issued by the Company on behalf of its entire board of directors in which such individual is named as a nominee for director.
“Contractual Obligation” means, with respect to any Person, any provision of any equity or debt securities issued by such Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guarantee, contract, undertaking, agreement or instrument, in any case in writing, to which such Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Group” means the group consisting of (a) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company, (b) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with the Company, (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Company and (d) any Person under common control which, together with the Company, is treated as a single employer under any applicable foreign law similar to the foregoing clauses (a), (b), and (c), in each case (in clauses (a), (b) or (c)) giving effect to the consummation of the transactions contemplated by the Loan Documents.
“Convertible Indebtedness” means Indebtedness convertible at the option of the holder thereof into Capital Stock of the Company, cash or a combination of Capital Stock of the Company and cash (or other equity or equity-linked securities or property following a merger event, reclassification or other change of the Capital Stock and cash in lieu of fractional shares) (as provided in the documentation governing such Indebtedness).

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“Covered Entity” means (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b), or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 10.16.
“Credit Party” means the Administrative Agent and each Lender.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Company or the Administrative Agent in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent made in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has, or has a Lender Parent that has, become the subject of a Bankruptcy Event or (e) has, or has a Lender Parent that has, become the subject of a Bail-In Action.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Documentation Agents” means the Persons identified as such on the cover page of this Agreement.
“EBITDA” means, for any period, on a consolidated basis for the Company and its Subsidiaries, without duplication, (a) Net Income for such period, plus (b) to the extent deducted in computing Net Income for such period, (i) Interest Expense, (ii) charges against income for foreign, federal, state and local taxes, (iii) depreciation expense, (iv) amortization expense, including, without limitation, amortization of goodwill and other intangible assets, (v) other non-cash charges, expenses or losses, (vi) non-cash expenses in connection with stock options, restricted shares or other share based compensation granted or provided to employees or directors, (vii) any unusual,

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extraordinary or non-recurring charges, expenses or losses, (viii) transaction fees, costs and expenses related to Acquisitions, whether or not any such Acquisition is consummated, (ix) transaction fees, costs and expenses related to the Transactions and (x) restructuring, integration and related charges or expenses (which include retention, severance, systems establishment costs, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees), provided that the charges or expenses added back pursuant to this clause (x) shall not exceed 5% of EBITDA (prior to giving effect to such add back) for any period of four consecutive fiscal quarters, minus (c) to the extent added in computing Net Income for such period, unusual, extraordinary or non-recurring cash or non-cash income, gains or credits. If during any period of four consecutive fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of any Person described in clause (a) above or (c) any entity established in an EEA Member Country that is a subsidiary of any Person described in clause (a) or (b) above and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which is the date of this Agreement.
“Electronic Copy” shall have the meaning specified in Section 10.06.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person, other than, in each case, a natural person, the Company, any Subsidiary or any other Affiliate of the Company.
“Employee Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives, laws, injunctions or binding agreements entered into with any Governmental Authority relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.

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§ 9601 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., in each case including any amendments thereto, any successor statutes, any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.
“Environmental Lien” means a Lien in favor of any Governmental Authority for (a) any liability under Environmental Laws or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Convertible Indebtedness).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning set forth in Section 7.01.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that otherwise are Other Connection Taxes, (b) in the case of a Lender, United States Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Company under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means the Credit Agreement dated as of March 24, 2022, among the Company, the subsidiary borrowers party thereto, Bank of America, N.A., as administrative agent, and the lenders party thereto.
“Existing Credit Agreement Amendment” means the amendment to the Existing Credit Agreement, dated as of December 27, 2022, among the Company, Bank of America, N.A., as administrative agent, and the lenders party thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the

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implementation of such Sections of the Code or any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the Fee Letter dated December 13, 2022, among the Company, Bank of America, N.A. and BofA Securities, Inc. in respect of the Term Facility.
“Foreign Lender” means a Lender that is not a US Person.
“GAAP” means, subject to Section 1.04, generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.
“Governmental Authority” means (a) any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions and (b) any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank.
“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that none of the following shall constitute a Hedging Agreement: (a) any phantom stock or similar plan providing for payments only on account of services provided by, or any stock option or stock compensation plan providing for grants to, current or former directors, officers, employees or consultants of the Company or the Subsidiaries; (b) any issuance by the Company of Convertible Indebtedness or warrants or options entitling third parties to purchase the Company’s common stock (or, at the Company’s option, to receive cash in lieu thereof); (c) any purchase of Equity Interests or Indebtedness (including Convertible Indebtedness) of the Company pursuant to delayed delivery contracts; (d) any of the foregoing to the extent it constitutes a derivative embedded in a convertible security issued by the Company; or (e) any Permitted Bond Hedge Transactions and Permitted Warrant Transactions.
“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Hedging Agreements.
“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on customary terms and earn-out or other contingent payment obligations arising in connection with an Acquisition), (c) obligations of a type

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set forth in clauses (a), (b) or (d) through (i) of this definition, whether or not assumed, secured by Liens on property now or hereafter owned or acquired by such Person, (d) obligations that are evidenced by notes, bonds, or other similar instruments, (e) Capitalized Lease Obligations, (f) net liability in connection with Hedging Obligations, (g) actual and contingent reimbursement obligations in respect of letters of credit, (h) any Off-Balance Sheet Liabilities and (i) Contingent Obligations in respect of items of the type set forth in clauses (a) through (h); provided that the term “Indebtedness” shall not include (i) any accrued or deferred interest or other expenses, unless capitalized in accordance with GAAP, (ii) any lease properly classified as an operating lease in accordance with GAAP or (iii) any surety or appeal bond or performance bond. The amount of any item of Indebtedness, except for any item of Indebtedness described in clause (c), (g), (h) or (i), shall be the amount of any liability in respect thereof appearing on a balance sheet properly prepared in accordance with GAAP. The amount of any item of Indebtedness described in clause (c) shall be determined as the lesser of (x) the principal amount of the obligations expressly referred to in such clause (it being understood that the principal amount of such obligations shall be determined in accordance with the other provisions of this definition) and (y) the fair value of the property of such Person subject to the Liens referred to in clause (c). The amount of any item of Indebtedness described in clause (i) shall be determined in accordance with the definition of Contingent Obligations. The amount of any item of Indebtedness described in clause (h) above shall be the “principal-equivalent” amount of such obligation.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning set forth in Section 10.03(b).
“Insignificant Subsidiary” means any Subsidiary having assets with a book value, determined in accordance with GAAP, of US$40,000,000 or less.
“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA to (b) Interest Expense, in each case for the period of four consecutive fiscal quarters ending on such date.
“Interest Election Request” means a request by or on behalf of the Company to convert or continue a Borrowing in accordance with Section 2.05, which shall be in the form of Exhibit E or any other form approved by the Administrative Agent.
“Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Subsidiaries for such period, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day following the last day of each March, June, September and December, and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part.
“Interest Period” means, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three  or six months thereafter ; provided that (x) if any Interest Period would end on a day other than a Business Day, such Interest Period

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shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (y) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the Internal Revenue Service and any Person succeeding to the functions thereof.
“Judgment Currency” has the meaning set forth in Section 10.17(b).
“Lender Parent” means, with respect to any Lender, any Person in respect of which such Lender is a subsidiary.
“Lender Recipient Party” means the Lenders.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. The term “Lenders” shall include the 3-Year Tranche Term Lenders and the 5-Year Tranche Term Lenders.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Total Indebtedness on such date of determination less (ii) Unrestricted Cash on such date of determination, but only to the extent such Unrestricted Cash exceeds, on such date of determination, US$150,000,000 (it being understood that only the amount of such excess may be deducted pursuant to this clause (ii)), provided that the amount deducted pursuant to this clause (ii) may not in any event exceed, as of any date of determination, US$350,000,000, to (b) EBITDA for the most recently ended period of four consecutive fiscal quarters (including any fiscal quarters ending on the date of determination); provided further that, for the avoidance of doubt, no proceeds of Acquisition Indebtedness shall be considered Unrestricted Cash for the purposes of this definition so long as such Acquisition Indebtedness is excluded from the calculation of “Total Indebtedness”.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, encumbrance or security agreement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement); provided that in no event shall the lessor’s interest under any real property lease or any lease properly classified as an operating lease in accordance with GAAP be a “Lien”.
“Loan Documents” means this Agreement, the Fee Letter and, except for purposes of Section 10.02, any promissory notes delivered pursuant to Section 2.07(d).
“Loans” means the loans made by the Lenders to the Company pursuant to this Agreement.
“Local Time” New York City time.
“Margin Stock” has the meaning set forth in Regulation U.

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“Material Acquisition” means any Acquisition in which the aggregate consideration payable by the Company and its Subsidiaries has a value of US$275,000,000 or more.
“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, assets, business or properties of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Loan Documents or (c) the ability of the Lenders or the Administrative Agent to enforce the Obligations.
“Material Disposition” means any disposition of assets (other than inventory sold in the ordinary course of business) in which the aggregate consideration received by the Company and its Subsidiaries has a value of US$275,000,000 or more.
“Material Indebtedness” has the meaning set forth in Section 7.01(d).
“Maturity Date” means the 3-Year Tranche Term Maturity Date or the 5-Year Tranche Term Maturity Date, as the context may require.
“Maximum Rate” has the meaning set forth in Section 10.13.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.
“Multiemployer Plan” means a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA that is, or within the immediately preceding six years was, or was required to be, contributed to by either the Company or any member of the Controlled Group.
“Net Income” means, for any period, the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.
“Obligations” means (a) the due and punctual payment by the Company of the principal of and premium, if any, and interest (including interest accruing, at the rate specified herein, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (b) the due and punctual payment or performance by the Company of all other monetary obligations under this Agreement or any other Loan Document, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations accruing, at the rate specified herein or therein, or incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“OFAC” means the United States Treasury Department Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of a Person means (a) any repurchase obligation or liability of such Person or any of its subsidiaries with respect to Receivables sold by such Person or any of its subsidiaries, (b) any liability of such Person or any of its subsidiaries under any Sale and Leaseback Transactions that do not create a liability on the consolidated balance sheet of such Person, or (c) any liability of such Person or any of its

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subsidiaries in respect of the implied debt component under any so-called “synthetic” lease transaction.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).
“Participant Register” has the meaning set forth in Section 10.04(c)(ii).
“Participants” has the meaning set forth in Section 10.04(c)(i).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permanent Financing” means the issuance and sale of debt securities and/or equity securities (including securities convertible or exchangeable into or exercisable for equity securities, other equity-linked securities or hybrid debt-equity securities or similar transactions) by the Company or a Subsidiary thereof, through a public offering or in a private placement, the proceeds of which are used (in whole or in part) to consummate the Trout Acquisition or to replace or refinance some or all of the Bridge Loans.
“Permitted Bond Hedge Transaction” means any call option or capped call option (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock (or other equity or equity-linked securities or property following a merger event, reclassification or other change of such common stock) purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with such Permitted Bond Hedge Transaction.
“Permitted Existing Indebtedness” means the Indebtedness of the Subsidiaries identified as such on Schedule 6.02.
“Permitted Existing Liens” means the Liens on assets of the Company and its Subsidiaries identified as such on Schedule 6.01.
“Permitted Liens” means:
(a)    Liens with respect to the payment of taxes, assessments or governmental charges in all cases which are (i) not yet due, (ii) not yet delinquent for a period of more than 60 days, (iii) not subject to penalties for nonpayment or

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(iv)  being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(b)    statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not more than 60 days past due or which thereafter can be paid without penalty or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;
(c)    Liens arising with respect to zoning restrictions, easements, encroachments, Environmental Liens, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges, restrictions or encumbrances on the use of real property which do not materially interfere with the ordinary use or occupancy of the real property subject thereto or with the ordinary conduct of the business of the Company or any of its Subsidiaries;
(d)    Liens arising in the ordinary course of business out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(e)    Liens arising from or upon any judgment or award; provided that (i) no Default under Section 7.01(g) has occurred or is continuing at the time of incurrence thereof and (ii) such judgment or award is being contested in good faith by proper appeal proceedings and only so long as execution thereon shall be stayed;
(f)    deposits to secure the performance of bids, trade contracts (other than for Indebtedness for borrowed money), leases (other than Capitalized Leases), statutory obligations, surety bonds, performance bonds and other obligations of a like nature (including letters of credit issued in favor of the issuer of any such bond) incurred in the ordinary course of the Company’s or any Subsidiary’s business;
(g)    leases or subleases and licenses and sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license;
(h)    deposits as security for contested taxes or contested import or customs duties;
(i)    Liens with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;
(j)    customary Liens on insurance proceeds securing financed insurance premiums in the ordinary course of business;
(k)    Liens arising from precautionary Uniform Commercial Code filings or similar filings in respect of operating leases;

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(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(m)    Liens on cash and Cash Equivalents deposited with a trustee or a similar Person to defease or to satisfy and discharge any Indebtedness; and
(n)    Liens that are contractual rights of set-off.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to or referencing the Company’s common stock (or other equity or equity-linked securities or property following a merger event, reclassification or other change of such common stock) sold by the Company substantially concurrently with any purchase by the Company of a Permitted Bond Hedge Transaction.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means an employee benefit plan defined in Section 3(3) of ERISA, other than a Multiemployer Plan, in respect of which the Company or any member of the Controlled Group is, or within the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 10.01(d).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 10.16.
“Qualified Institutions” has the meaning set forth in the definition of the term “Cash Equivalents”.
“Receivables” means any of the Company’s and its Subsidiaries’ presently existing and hereafter arising or acquired accounts receivable, notes receivable and other rights to payment for goods sold or leased or for services rendered, whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, guarantees, indemnities and warranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit, and any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitization transactions involving accounts receivables.
“Recipient” means the Administrative Agent, any Lender or any combination thereof (as the context requires).
“Register” has the meaning set forth in Section 10.04(b)(iv).
“Regulation U” means Regulation U of the Board of Governors.

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.
“Relevant Rate” means SOFR.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required 3-Year Tranche Lenders” means, as of any date of determination, Lenders (excluding any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) holding more than 50% of the sum of (x) the unused 3-Year Tranche Term Commitments at such time and (y) the aggregate principal amount of the 3-Year Tranche Term Loans outstanding at such time.
“Required 5-Year Tranche Lenders” means, as of any date of determination, Lenders (excluding any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) holding more than 50% of the sum of (a) the unused 5-Year Tranche Term Commitments at such time and (b) the aggregate principal amount of the 5-Year Tranche Term Loans outstanding at such time.
“Required Lenders” means, as of any date of determination, Lenders (excluding any Lender that is a Defaulting Lender, until all matters that caused such Lender to be a Defaulting Lender have been remedied) holding more than 50% of the sum of (x) the unused Commitments at such time and (y) the aggregate principal amount of the Loans outstanding at such time.
“Rescindable Amount” has the meaning set forth in Section 2.04.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business.
“Sale and Leaseback Transaction” means any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), (a) which the Company or one of its Subsidiaries sold or transferred or is to sell or transfer to any other Person, or (b) which the Company or one of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Company or one of its Subsidiaries to any other Person in connection with such lease.
“Sanctioned Country” means, at any time, a country, region or territory that itself is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State or by the United Nations Security Council, the European Union, any European Union

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member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, or (c) any other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning set forth in Section 2.11(b)(ii).
“SEC” means the United States Securities and Exchange Commission.
“Securitization Subsidiary” means any Subsidiary that is a special purpose entity formed for the purpose of engaging in activities in connection with Securitization Transactions; provided that such Subsidiary (a) does not own any significant assets other than Receivables, Equity Interests in any other Securitization Subsidiary and assets relating to its existence and (b) conducts no business activities other than (i) in connection with Securitization Transactions and activities incidental thereto and (ii) activities incidental to the maintenance of its existence and compliance with applicable laws and legal, tax and accounting matters related thereto.
“Securitization Transaction” means any transfer by the Company or any Subsidiary of Receivables or interests therein to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or a successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests therein. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables or interests therein transferred pursuant to such Securitization Transaction, net of any Receivables or interests therein that have been written off as uncollectible.
“Senior Unsecured Rating” means, with respect to S&P or Moody’s, a rating by such rating agency of the Company’s senior unsecured non-credit enhanced long-term indebtedness for borrowed money.
“Single Employer Plan” means a “single-employer plan” as defined in Section 4001(a)(15) of ERISA which is a Benefit Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” with respect to Daily Simple SOFR 0.10% per annum and with respect to Term SOFR means 0.10% per annum for an Interest Period of one-month’s, three-months’ or six -months’ duration.
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal

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Reserve Bank of New York or other Person acting as the SOFR Administrator at such time.
“Specified Event of Default” means an Event of Default pursuant to Section 7.01(a), 7.01(b) (as it relates to a breach under Section 6.05), 7.01(e) (as it relates to the Company) or 7.01(f) (as it relates to the Company).
“Specified Representations” means the representations and warranties set forth in Section 3.01 (as it relates to the organization and existence of the Company), Section 3.02, Section 3.03(b), Section 3.03(c) (as it relates to any indebtedness of the Company and its Subsidiaries in a committed and/or outstanding amount in excess of $200,000,000 (determined on a pro forma basis after giving effect to the Transactions)), Section 3.10, Section 3.13, Section 3.16 and Section 3.18 (solely as it relates to the use of proceeds of the Loans not violating applicable anti-corruption laws, anti-money laundering laws and sanctions).
“subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries, or (b) any partnership, association, limited liability company or other Person more than 50% of the ownership interests having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its subsidiaries.
“Subsidiary” means any subsidiary of the Company.
“Successor Rate” has the meaning set forth in Section 2.11(b).
“Supported QFC” has the meaning assigned to it in Section 10.16.
“Syndication Agents” means the Persons identified as such on the cover page of this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.
“Term Facility” means the term loan credit facility provided for herein, including the Term Loans.
“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and (b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one month commencing that day; provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.

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“Term SOFR Loan”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning set forth in Section 2.11(b).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Successor Rate” has the meaning set forth in Section 2.11(b).
“Term SOFR Scheduled Unavailability Date” has the meaning set forth in Section 2.11(b)(ii).
“Termination Event” means (a) a Reportable Event, (b) the withdrawal of the Company or any member of the Controlled Group from a Benefit Plan during a plan year in which the Company or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Company or any member of the Controlled Group, (c) the imposition of an obligation on the Company or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, (d) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan, (e) any event or condition which constitutes grounds under Section 4042 of ERISA which are reasonably likely to lead to the termination of, or the appointment of a trustee to administer, any Benefit Plan, or (f) the partial or complete withdrawal of the Company or any member of the Controlled Group from a Multiemployer Plan.
“Total Indebtedness” means, without duplication, on a consolidated basis in accordance with GAAP, (a) the principal amount of all Indebtedness of the Company or any Subsidiary referred to in clauses (a), (d), (e), (g) (excluding contingent reimbursement obligations in respect of undrawn letters of credit) and (h) of the definition of such term and (b) the principal amount of all Indebtedness of any Person referred to in clauses (a), (d), (e), (g) (excluding contingent reimbursement obligations in respect of undrawn letters of credit) and (h) of the definition of such term in respect of which the Company or any Subsidiary has a Contingent Obligation; provided that, for purposes of determining Total Indebtedness, at any time after the definitive agreement for any Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded.
“Tranche” (a) when used with reference to Loans, refers to whether such Loans are 3-Year Tranche Term Loans or the 5-Year Tranche Term Loans, (b) when used with reference to Commitments, refers to whether such Commitments are 3-Year Tranche Term Commitments or the 5-Year Tranche Term Commitments and (c) when used with reference to Lenders, refers to whether such Lenders are 3-Year Tranche Term Lenders or the 5-Year Tranche Term Lenders.
“Transactions” means, collectively, (a) the execution, delivery and performance by the Company of this Agreement and the borrowing of the Loans on the Effective Date or at

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any time thereafter, (b) the execution, delivery and performance by the Company of the Trout Bridge Loan Documents and the borrowing of the Trout Bridge Loans on the Trout Bridge Closing Date, (c) the execution, delivery and performance by the Company of the Existing Credit Agreement Amendment and any related documents, (d) any Permanent Financing transaction and/or the incurrence of any other interim financing for the Trout Acquisition and any refinancing thereof, (e) the consummation of the Trout Acquisition and (f) the payment of the Transaction Costs.
“Transaction Costs” means all fees, costs and expenses incurred or payable by the Company or any of its Subsidiaries in connection with the Transactions.
“Trout” means, collectively, TP Group Holding GmbH and Sixfold GmbH.
“Trout Acquisition” means the acquisition by the Company or one of its wholly-owned Subsidiaries of the share capital of Trout.
“Trout Acquisition Agreement” means that certain Sale and Purchase Agreement, dated as of December 11, 2022, by and among Spider Investments Luxembourg S.à r.l., as seller, Trimble Trailblazer GmbH, as purchaser, and the Company.
“Trout Bridge Closing Date” means the date on which all conditions precedent set forth in Exhibit B to the Trout Bridge Commitment Letter have been satisfied or waived.
“Trout Bridge Commitment Letter” means that certain Commitment Letter, dated as of December 11, 2022, by and among the Company, Bank of America, N.A. and BofA Securities, Inc.
“Trout Bridge Facility” means the senior unsecured 364-day bridge loan facility having the terms set forth in the Trout Bridge Commitment Letter.
“Trout Bridge Loan Documents” means the definitive documentation for the Trout Bridge Facility.
“Trout Bridge Loans” means the loans under the Bridge Facility.
“Trout Group” means Trout and its subsidiaries.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unfunded Liabilities” means (a) in the case of Single Employer Plans, the amount (if any) by which the aggregate accumulated benefit obligations exceeds the aggregate fair

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market value of assets of all Single Employer Plans as of the most recent measurement date for which actuarial valuations have been completed and certified to the Company, all as determined under Accounting Standards Codification Topic 715, using the methods and assumptions used by the Company for financial accounting purposes and (b) in the case of Multiemployer Plans, the Withdrawal Liability that would be incurred by the Controlled Group if all members of the Controlled Group completely withdrew from all Multiemployer Plans.
“Unrestricted Cash” means, as of any date of determination, cash and Cash Equivalents owned on such date by the Company and its Subsidiaries, as reflected on a consolidated balance sheet of the Company prepared as of such date in accordance with GAAP; provided that (a) such cash and Cash Equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on such consolidated balance sheet and (b) for so long as any Acquisition Indebtedness is disregarded for purposes of determining Total Indebtedness in accordance with the definition of such term, all proceeds of such Acquisition Indebtedness shall be disregarded for purposes of determining Unrestricted Cash.
“US Dollars” or “US$” refers to lawful money of the United States of America.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“US Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 10.16.
“US Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(3).
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.
“wholly owned”, when used in reference to a subsidiary of any Person, means that all the Equity Interests in such subsidiary (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law) are owned, beneficially and of record, by such Person, another wholly owned subsidiary of such Person or any combination thereof.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument

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under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term SOFR Loan” or “Term SOFR Borrowing”).
Section 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified, and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
Section 1.04Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with GAAP as in effect from time to time; provided that (a) if the Company, by notice to the Administrative Agent, shall request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent or the Required Lenders, by notice to the Company, shall request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith and (b) notwithstanding any other provision contained herein, other than for purposes of Sections 3.04, 5.01(a) and 5.01(b), all terms of an accounting or financial nature used herein shall be construed, and all computations of

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amounts and ratios referred to herein shall be made, (i) without giving effect to (x) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any Indebtedness at “fair value”, as defined therein, or (y) any other accounting principle that results in any Indebtedness being reflected on a balance sheet at an amount less than the stated principal amount thereof, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) (and related interpretations) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2016.
Section 1.05[Reserved].
Section 1.06Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR” or with respect to any rate (including the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) or the effect of any of the foregoing, or of any Conforming Changes.
Section 1.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
Article II

The Credits
Section 1.01Commitments. (a) Subject to the terms and conditions set forth herein, during the Certain Funds Period, each Lender with a 3-Year Tranche Term Commitment severally and not jointly agrees to make a Loan (each such loan, a “3-Year Tranche Term Loan”) to the Company in a single drawing on the Closing Date, pro rata in accordance with its 3-Year Tranche Term Commitment, and in an amount not to exceed such Lender’s 3-Year Tranche Term Commitment. Amounts paid, repaid or prepaid on the 3-Year Tranche Term Loans may not be reborrowed.
(a)Subject to the terms and conditions set forth herein, during the Certain Funds Period, each Lender with a 5-Year Tranche Term Commitment severally and not jointly agrees to make a Loan (each such loan, a “5-Year Tranche Term Loan”) to the Company in a single drawing on the Closing Date, pro rata in accordance with its 5-Year

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Tranche Term Commitment, and in an amount not to exceed such Lender’s 5-Year Tranche Term Commitment. Amounts paid, repaid or prepaid on the 5-Year Tranche Term Loans may not be reborrowed.
(b)Notwithstanding the foregoing, the Loans hereunder shall be available to be drawn on no more than one occasion during the Certain Funds Period; provided that borrowings of 3-Year Tranche Term Loans and 5-Year Tranche Term Loans funded in connection with one Borrowing Request shall be deemed to constitute one drawing for purposes of this Section 2.01(c).
Section 1.02Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)Subject to Section 2.11, (i) each Borrowing shall be comprised entirely of ABR Loans or Term SOFR Loans as the Company may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.
(b)At the commencement of each Interest Period for any Term SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Term SOFR Borrowing that results from a continuation of an outstanding Term SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 (or such greater number as may be agreed to by the Administrative Agent) Term SOFR Borrowings outstanding.
(c)Notwithstanding any other provision of this Agreement, the Company shall not be entitled to request, or to elect to convert to or continue, any Term SOFR Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(d)With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
Section 1.03Requests for Borrowings. To request a Borrowing, the Company shall submit a Borrowing Request, signed by its Authorized Officer, to the Administrative Agent (a) in the case of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, two Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Local Time, on the day of the proposed Borrowing

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(or, in the case of any ABR Term Borrowing, such later time on such day as may be agreed to in writing by the Administrative Agent). Each such Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)[reserved];
(ii)[reserved];
(iii)the principal amount of such Borrowing;
(iv)the date of such Borrowing, which shall be a Business Day;
(v)the Type of such Borrowing;
(vi)in the case of a Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(vii)the location and number of the account of the Company to which funds are to be disbursed (or such other account as may be designated by the Company); and
(viii)the Tranche of such Borrowing.
Borrowings shall be made in US Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term SOFR Borrowing, then the Company shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. Borrowing Requests may be made contingent on the closing of the Trout Acquisition.
Section 1.04Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in US Dollars by 12:00 p.m., Local Time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Company by promptly remitting the amounts so received, in like funds, to the account designated in the applicable Borrowing Request.
(a)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption, make available to the Company a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Company severally agree, without duplication, to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry

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rules on interbank compensation or (ii) in the case of a payment to be made by the Company, the interest rate applicable to ABR Loans. If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any such payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
With respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Company has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Company (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 1.05Interest Elections. (a) Each Term SOFR Borrowing shall have an initial Interest Period as specified in the applicable Borrowing Request or as otherwise provided in Section 2.03. Thereafter, the Company may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Company may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section, the Company shall not be permitted to elect an Interest Period for a Term SOFR Borrowing that does not comply with Section 2.02(d).
(a)To make an election pursuant to this Section, the Company shall submit an Interest Election Request, signed by its Authorized Officer, to the Administrative Agent by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

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(iii)the Type of the resulting Borrowing; and
(iv)if the resulting Borrowing is to be a Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term SOFR Borrowing but does not specify an Interest Period, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
(b)Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(c)If the Company fails to deliver a timely Interest Election Request with respect to a Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.
(d)Notwithstanding any contrary provision hereof, if an Event of Default under clause (e) or (f) of Section 7.01 has occurred and is continuing with respect to the Company, or if any other Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, has notified the Company of the election to give effect to this sentence on account of such other Event of Default, then, in each such case, so long as such Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Term SOFR Borrowing and (ii) unless repaid, each Term SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 1.06Termination and Reduction of Commitments. (a) Each Commitment shall automatically terminate upon the making of the Loans on the Closing Date pursuant to such Commitment pursuant to Section 2.01.
(a)The Company may at any time terminate, or from time to time permanently reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 (or, if less, the remaining Commitments).
(b)The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments under paragraph (b) of this Section may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(c)Unless previously terminated, the Commitments shall permanently terminate in full at 11:59 p.m. (New York City time) on the Certain Funds Termination

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Date (after giving effect to any Borrowings made or to be made on the Certain Funds Termination Date).
Section 1.07Repayment of Loans; Evidence of Debt. (a) The Company shall repay to the Administrative Agent, for the ratable account of each 5-Year Tranche Term Lender, commencing on the last Business Day of the first full calendar quarter after the Closing Date and continuing on the last Business Day of each of March, June, September and December thereafter (in each case, to the extent any repayment is due with respect to such calendar quarter), a principal amount in respect of the 5-Year Tranche Term Loans equal to (i) for each of the first twelve calendar quarters ended after the Closing Date, 0% of the aggregate original principal amount of the 5-Year Tranche Term Loans made on the Closing Date, (ii) for each of the following four calendar quarters, 1.25% of the aggregate original principal amount of the 5-Year Tranche Term Loans made on the Closing Date and (iii) for each calendar quarter thereafter, 2.5% of the aggregate original principal amount of the 5-Year Tranche Term Loans made on the Closing Date.
(a)The Company shall repay to the Administrative Agent for the account of each 3-Year Tranche Term Lender on the 3-Year Tranche Maturity Date the aggregate principal amount of the 3-Year Tranche Term Loans owing to such 3-Year Tranche Term Lender on such date. The Company shall repay to the Administrative Agent for the account of each 5-Year Tranche Term Lender on the 5-Year Tranche Maturity Date the aggregate principal amount of the 5-Year Tranche Term Loans owing to such 5-Year Tranche Term Lender on such date.
(b)The records maintained by the Administrative Agent and the Lenders shall (in the case of the Lenders, to the extent they are not inconsistent with the records maintained by the Administrative Agent pursuant to Section 10.04(b)(iv)) be, in the absence of manifest error, prima facie evidence of the existence and amounts of the obligations of the Company in respect of the Loans, interest and fees due or accrued hereunder; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Company to pay any amounts due hereunder in accordance with the terms of this Agreement.
(c)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Company shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
Section 1.08Prepayment of Loans. (a) The Company shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section.
(a)[Reserved].
(b)The Company shall notify the Administrative Agent by telephone (confirmed, with a copy to the Administrative Agent, by hand delivery or facsimile) or in writing of any optional prepayment hereunder (i) in the case of prepayment of a Term SOFR Borrowing, not later than 11:00 a.m., Local Time, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment. Each such notice

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shall be irrevocable and shall specify the prepayment date, the Borrowing or Borrowings to be prepaid and the principal amount of each such Borrowing or portion thereof to be prepaid; provided that such notice of prepayment may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (or, if less, the outstanding principal amount of the Loans). Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.
Section 1.09Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender, a ticking fee, which shall accrue at a rate of 0.175% per annum on the average daily unused amount of the Commitment of such Lender during the period from and including March 11, 2023 to, but excluding, the earlier of (A) the Closing Date and (B) the date of termination of the Commitments, earned and due and payable on such earlier date (provided that such ticking fees shall not accrue in duplication of the ticking fees set forth in the Fee Letter).
(a)[Reserved].
(b)[Reserved].
(c)The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent (including pursuant to the Fee Letter).
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
Section 1.10Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(e)The Loans comprising each Term SOFR Borrowing shall bear interest at Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(f)[Reserved].
(g)[Reserved].
(h)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Company hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue fees with respect to any Commitment, 2.00% per annum plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section, or (iii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Loans, as provided in paragraph (a) of this Section.

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(i)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion or continuation of any Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion or continuation. All interest shall be payable in US Dollars.
(j)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the “prime rate” shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 1.11Alternate Rate of Interest. (a) If in connection with any request for a Term SOFR Borrowing or a conversion of ABR Loans to Term SOFR Loans or a continuation of any of such Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate for the Relevant Rate for the applicable Agreement Currency has been determined in accordance with Section 2.11(b) and the circumstances under clause (i) of Section 2.11(b) or the Scheduled Unavailability Date has occurred with respect to such Relevant Rate (as applicable), or (B) adequate and reasonable means do not otherwise exist for determining the Relevant Rate for the applicable Agreement Currency for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that the Relevant Rate with respect to a proposed Loan for any requested Interest Period or determination date(s) does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Loans in the affected currencies, as applicable, or to convert ABR Loans to Term SOFR Loans, shall be suspended in each case to the extent of the affected Interest Period or determination date(s), as applicable, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Alternate Base Rate, the utilization of the Term SOFR component in determining the Alternate Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of this Section 2.11(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (i) the Company may revoke any pending request for a Borrowing of, or conversion to Term SOFR Loans, to the extent of the affected Interest Period or determination date(s), as applicable or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans and (ii) any outstanding Term SOFR Loans shall be deemed to have been converted to ABR Loans immediately.
(k)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the

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Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that:
(i)(x) adequate and reasonable means do not exist for ascertaining one month, three month or six month interest periods of Term SOFR, including, without limitation, because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary and (y) with respect to Loans denominated in any other Agreement Currency, adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Agreement Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)(x) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of US Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is reasonably satisfactory to the Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one month, three month and six month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”) and (y) with respect to Loans denominated in any other Agreement Currency, the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Agreement Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Agreement Currency, or shall or will otherwise cease, provided that, in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Agreement Currency (the latest date on which all tenors of the Relevant Rate for such Agreement Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”); or
(iii)[reserved];
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR plus the SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR plus the SOFR Adjustment, all interest payments will be payable on a monthly basis.

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Notwithstanding anything to the contrary herein, (i) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in Section 2.11(b)(i), (ii) or (iii) have occurred with respect to the Successor Rate (as defined below) then in effect, then in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Agreement Currency or any then current Successor Rate in accordance with this Section 2.11 with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreement Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar credit facilities syndicated and agented in the U.S. and denominated in such Agreement Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including any adjustment thereto, a “Successor Rate”). Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
Section 1.12Increased Costs; Illegality. (a) If any Change in Law shall:
(iv)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(v)impose on any Lender or the London or European interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or the Loans made by such Lender or participation therein; or

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(vi)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of the term “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any Loan), to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, from time to time following request of such Lender or other Recipient (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs or expenses incurred or reduction suffered.
(l)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then, from time to time following request of such Lender (accompanied by a certificate in accordance with paragraph (e) of this Section), the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(m)[Reserved].
(n)[Reserved].
(o)A certificate of a Lender or other Recipient setting forth the basis for and, in reasonable detail (to the extent practicable), computation of the amount or amounts necessary to compensate such Lender or other Recipient or its holding company, as the case may be, as specified in paragraph (a), (b), (c) or (d) of this Section shall be delivered to the Company and, subject to the provision in the next following sentence, shall be conclusive absent manifest error. The Company shall pay such Lender or other Recipient, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof; provided that (i) if the Company objects in good faith to any payment demanded under this Section on or before the date such payment is due, then the Company and the Lender or other Recipient demanding such payment shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender or other Recipient shall be deferred for 60 days after the original due date thereof and (ii) if the Company and such Lender or other Recipient do not otherwise reach agreement on the amount due during such 60 day period, the Company shall pay to such Lender or other Recipient at the end of such 60 day period the amount shown as due on the applicable certificate. Notwithstanding the foregoing provisions of this Section, no Lender shall demand compensation for any increased or other cost or reduction pursuant to the foregoing provisions of this Section if it shall not at the time be the general policy or practice of such Lender to demand (to the extent it is entitled to do so) such compensation from similarly situated borrowers in similar circumstances under comparable provisions of other credit agreements.

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(p)Failure or delay on the part of any Lender or other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or other Recipient pursuant to this Section for any increased costs or expenses incurred or reductions suffered more than 180 days prior to the date that such Lender or other Recipient, as the case may be, notifies the Company of the Change in Law or other circumstance giving rise to such increased costs or expenses or reductions and of such Lender’s or other Recipient’s intention to claim compensation therefor; provided further that if the Change in Law or other circumstance giving rise to such increased costs, expenses or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(q)If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or the applicable lending office of such Lender to make, maintain or fund any Term SOFR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the Term SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the European interbank market, then, upon notice thereof by such Lender to the Company and the Administrative Agent, (i) any obligation of such Lender to make, maintain or fund any Term SOFR Loan, or to continue any Term SOFR Loan or convert any ABR Loan into a Term SOFR Loan, or to charge interest with respect to any Loan, or to determine or charge interest rates, based upon the Term SOFR, as the case may be, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the Alternate Base Rate, the interest rate on ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (A) the Company shall, upon demand from such Lender (with a copy to the Administrative Agent) prepay Term SOFR Loans of such Lender or, if applicable, convert all Term SOFR Loans of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the Company shall also pay accrued interest (together with any applicable amount required by Section 2.13) on the amount so prepaid or converted.
Section 1.13Break Funding Payments. In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert or continue any Term SOFR Loan on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked in accordance with the terms hereof), (d) the failure to prepay any Term SOFR Loan on a

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date specified therefor in any notice of prepayment given by the Company (whether or not such notice may be revoked in accordance with the terms hereof) or (e) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.16, then, in any such event, the Company shall compensate each Lender for the loss, cost and expense (but not lost profits) attributable to such event, within 30 days following request of such Lender (accompanied by a certificate described below in this Section). Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at Term SOFR that would have been applicable to such Loan (but not including the Applicable Rate applicable thereto), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid if it were to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. A certificate of any Lender delivered to the Company and setting forth the basis for and, in reasonable detail (to the extent practicable), computation of any amount or amounts that such Lender is entitled to receive pursuant to this Section shall, subject to the proviso in the next following sentence, be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof; provided that (A) if the Company objects in good faith to any payment demanded under this Section on or before the date such payment is due, then the Company and the applicable Lender shall enter into discussions to review the amount due and the Company’s obligation to pay such amount to such Lender shall be deferred for 60 days after the original due date thereof and (B) if the Company and such Lender do not otherwise reach agreement on the amount due during such 60 day period, the Company shall pay to such Lender at the end of such 60 day period the amount shown as due on the applicable certificate.
Section 1.14Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(r)Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.
(s)Evidence of Payment. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting

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such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(t)Indemnification by the Company. The Company shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(u)Indemnification by the Lenders. Each Lender shall severally indemnify within 10 days after demand therefor (i) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Company has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Company to do so), (ii) the Administrative Agent and the Company as applicable, for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Company in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph.
(v)Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company and the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(i)Without limiting the generality of the foregoing, in the event that the Company is a US Person:

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(A)any Lender that is a US Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)duly completed and executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a US Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

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(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.
(w)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any

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indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(x)For purposes of this Section, the term “applicable law” includes FATCA.
Section 1.15Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Company shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., Local Time), on the date when due, in immediately available funds, without any defense, setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as may be specified by the Administrative Agent, except that payments pursuant to Sections 2.12, 2.13, 2.14, 10.03 and 10.17 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan shall, except as otherwise expressly provided herein, be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(y)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied towards payment of the amounts then due hereunder ratably among the parties entitled thereto, in accordance with the amounts then due to such parties.
(z)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the amount of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Company pursuant to and in accordance with the express terms of this Agreement (as in effect from time to time) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Person that is an Eligible Assignee (as such term is defined herein from time to time). The Company consents to the foregoing and agrees, to the extent it may effectively do so under

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applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.
(aa)Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if the Company has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(ab)If any Lender shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations in respect of such payment until all such unsatisfied obligations have been discharged or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender pursuant to Section 2.04(b), 2.14(e), 2.15(d) or 10.03(c), in each case in such order as shall be determined by the Administrative Agent in its discretion.
Section 1.16Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.12, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Company) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment and delegation within 30 days following the written request of such Lender (accompanied by reasonable back-up documentation relating thereto).
(ac)If (i) any Lender requests compensation under Section 2.12 or is unable to make Term SOFR Loans pursuant to Section 2.12(g), (ii) the Company is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, (iii) any Lender has become a Defaulting Lender or (iv) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.02 requires the consent of all the Lenders (or all the affected Lenders) and with respect to which the Required Lenders shall have granted their consent, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights (other than its existing rights to

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payments pursuant to Section 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents (or, in the case of any such assignment and delegation resulting from a failure to provide a consent, all its interests, rights and obligations under this Agreement and the other Loan Documents as a Lender) to an Eligible Assignee that shall assume such obligations (which may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (if applicable, in each case only to the extent such amounts relate to its interest as a Lender) from the assignee (in the case of such principal and accrued interest and fees) or the Company (in the case of all other amounts), (C) in the case of any such assignment and delegation resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (D) such assignment does not conflict with applicable law and (E) in the case of any such assignment and delegation resulting from the failure to provide a consent, the assignee shall have given such consent and, as a result of such assignment and delegation and any contemporaneous assignments and delegations and consents, the applicable amendment, waiver, discharge or termination can be effected. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation have ceased to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.
Section 1.17Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(ad)the Commitment Fees shall cease to accrue on the unused amount of the Commitment of such Defaulting Lender;
(ae)the Commitment of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 10.02, require the consent of such Defaulting Lender in accordance with the terms hereof.
The rights and remedies against, and with respect to, a Defaulting Lender under this Section are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent, any Lender or the Company may at any time have against, or with respect to, such Defaulting Lender.

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Article III

Representations and Warranties
Subject to Sections 4.02 and 4.04, the Company represents and warrants to the Administrative Agent and the Lenders, on the Effective Date and on the Closing Date, that:
Section 1.01Organization; Corporate Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and, to the extent such concept is applicable in the relevant jurisdiction, in good standing under the laws of its jurisdiction of formation, except where the failure to so be in good standing would not have a Material Adverse Effect, and is qualified to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.
Section 1.02Authorization and Validity. The Company has the requisite power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Company of the Loan Documents to which it is a party and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate (or equivalent) actions on the part of the Company, and the Loan Documents to which it is a party constitute legal, valid and binding obligations of the Company party thereto, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).
Section 1.03No Conflict; Government Consent. None of the execution and delivery by the Company of the Loan Documents to which it is a party, compliance by the Company with the provisions thereof or the consummation of the Transactions will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company, (b) the Company’s articles of incorporation or by-laws or other constitutive documents and agreements or (c) the provisions of any material indenture, instrument or agreement to which the Company or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien on the property of the Company or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to be obtained by the Company in connection with the authorization, execution, delivery and performance by the Company of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which it is a party or the consummation by the Company of the Transactions, except such as have been obtained or made and are in full force and effect or where the failure to so obtain would not reasonably be expected to have a Material Adverse Effect.
Section 1.04Financial Statements. The Company has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2021, audited by and accompanied by the opinion of Ernst & Young LLP. Such financial statements present fairly, in all material respects, the financial position and the results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

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Section 1.05No Material Adverse Effect. Since December 31, 2021, there has occurred no change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, or any other event, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.
Section 1.06Taxes. The Company and the Subsidiaries have filed all United States federal income Tax returns and all other material Tax returns that are required to be filed by any of them and have paid all Taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or where the failure to make such payment or file such return could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and the Subsidiaries in respect of any Taxes or other governmental charges have been made in accordance with GAAP.
Section 1.07Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries (a) challenging the validity or enforceability of any material provision of the Loan Documents or (b) which could reasonably be expected to have a Material Adverse Effect. There is no material loss contingency within the meaning of GAAP which has not been reflected in the consolidated financial statements of the Company referred to in Section 3.04 or prepared and delivered pursuant to Section 5.01 for the fiscal period during which such material loss contingency was incurred. Neither the Company nor any of its Subsidiaries is subject to or in default with respect to any final judgment, writ, injunction, restraining order or order of any nature, decree, rule or regulation of any court or Governmental Authority which could reasonably be expected to have a Material Adverse Effect.
Section 1.08Employee Benefits and Labor Matters. (a) ERISA.  As of December 31, 2021, the Unfunded Liabilities of all Single Employer Plans did not in the aggregate exceed US$150,000,000. Each Plan complies in all material respects with, and has been maintained in all material respects in accordance with, all applicable laws and regulations. No Reportable Event has occurred with respect to any Single Employer Plan having any Unfunded Liability which has or could reasonably be expected to result in a liability to the Company in excess of US$150,000,000. Neither the Company nor any other member of the Controlled Group has terminated any Single Employer Plan without in each instance funding all vested benefit obligations thereunder. Each member of the Controlled Group has fulfilled its minimum funding obligations with respect to each Multiemployer Plan. No Termination Event has occurred or is reasonably expected to occur. There are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of the Company or its Subsidiaries, threatened in writing with respect to any Plan or Multiemployer Plan. As of the Effective Date, neither the Company nor any of the Subsidiaries is and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.
(a)Labor Matters. As of the Effective Date, no labor disputes, strikes or walkouts affecting the operations of the Company or any of its Subsidiaries, are pending, or, to the Company’s knowledge, threatened, which could reasonably be expected to have a Material Adverse Effect.
Section 1.09Accuracy of Information. (a) None of the written reports, financial statements, certificates or other written information (other than projections or forward-

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looking information and information of a general economic or industry specific nature) furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, as modified or supplemented by other information theretofore furnished, when furnished and taken as a whole and taken together with the Company’s publicly available filings theretofore made with the SEC (other than any portion thereof under the heading “Risk Factors”, “Cautionary Forward-Looking Statements” and any similar cautionary disclosure or disclaimer), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that with respect to any projections or forward-looking information contained in such materials, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time (it being understood that such projections and forward-looking information is subject to significant uncertainties and contingencies and that no assurances can be given that any particular projected financial information will be realized and that variances between actual results and projected financial results can be material).
(a)If a Beneficial Ownership Certification is required to be delivered pursuant to Section 4.01(f), then, as of the Effective Date, the information set forth in such Beneficial Ownership Certification is true and correct in all respects.
Section 1.10Federal Reserve Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to any other Person for the purpose of purchasing or carrying any Margin Stock, in each case, in a manner that would result in a violation (including on the part of any Lender) of Regulation U.
Section 1.11Compliance with Laws. The Company and its Subsidiaries are in compliance with all applicable laws, except to the extent that such non-compliance could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any applicable laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a Release of any Contaminant, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.
Section 1.12Ownership of Properties. On the Effective Date, each of the Company and its Subsidiaries has or will have, as applicable, good title, free of all Liens other than Liens permitted under Section 6.01, to or valid leasehold interests in all of its real and personal property and assets material to its business.
Section 1.13Investment Company Act Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in the Investment Company Act of 1940.
Section 1.14Environmental Matters. Each of the Company and its Subsidiaries is in compliance with all, and has obtained and is in compliance with all permits and licenses required under, Environmental Laws in effect in each jurisdiction where it has conducted business, except to the extent the failure to so comply or obtain, in the aggregate for all such failures, would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is subject to, or knows of any basis for, any liability, damage, action or other cost, contingent or otherwise, under applicable

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Environmental Laws, or with respect to the Release of or exposure to any Contaminant, that could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither the Company nor any Subsidiary has received any:
(b)written notice from any Governmental Authority by which any of the Company’s or such Subsidiary’s currently or previously owned or leased property has been identified in any manner by such Governmental Authority as a property requiring remedial or other corrective action with respect to a Release of any Contaminant;
(c)written notice of any Environmental Lien that has attached to any of the Company’s or such Subsidiary’s owned property or the Company or any Subsidiaries’ interest in any leased property or any revenues of the Company’s or such Subsidiary’s owned property; or
(d)written communication from any Governmental Authority concerning action or omission by the Company or such Subsidiary in connection with its ownership or leasing of any property resulting in the Release of any Contaminant which could reasonably be expected to result in any violation of or liability under any Environmental Law; where the effect of which, in the aggregate for all such notices and communications, could reasonably be expected to have a Material Adverse Effect.
Section 1.15Insurance. The properties and assets and business of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Subsidiaries of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated, except to the extent that the Company and its Subsidiaries have self-insured against hazards and risks with respect to which, and in such amounts as, the Company has in good faith determined to be prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties.
Section 1.16Solvency. On the Closing Date, immediately after giving effect to the Transactions to occur on such date, including the making of the Loans on the Closing Date and the application of the proceeds thereof, (a) the fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof. For purposes of this Section, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing as of the Closing Date represents the amount that can reasonably be expected to become an actual or matured liability.
Section 1.17Affected Financial Institutions. The Company is not an Affected Financial Institution.

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Section 1.18Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures designed to ensure compliance by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and its and their respective officers and employees and, to the knowledge of the Company, its directors and agents are in compliance in all material respects with applicable Anti-Corruption Laws and applicable Sanctions. None of (a) the Company, any Subsidiary or, to the knowledge of the Company, any of its or their respective directors, officers or employees, or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds thereof or other transaction contemplated by this Agreement will violate applicable Anti-Corruption Laws or applicable Sanctions.
Section 1.19Covered Entities. The Company is not a Covered Entity.
Article IV

Conditions
Section 1.01Conditions to Effective Date. This Agreement shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 10.02):
(a)The Administrative Agent shall have received from each party hereto (i) a counterpart of this Agreement executed by each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission or other electronic imaging) that such party has signed a counterpart of this Agreement.
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Wilson Sonsini Goodrich & Rosati, P.C., in form and substance reasonably satisfactory to the Administrative Agent.
(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company, the authorization of the Loan Documents, the incumbency of the Persons executing any Loan Document on behalf of the Company and any other legal matters relating to the Company, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.
(d)All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers in connection with the Loan Documents, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), the Administrative Agent or the Lenders shall have been paid on or prior to the Effective Date, in each case, to the extent required to be paid on or prior to the Effective Date and, in the case of costs and expenses, invoiced at least three Business Days prior to the Effective Date.
(e)The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of the

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Company, certifying that, as of the Effective Date and after giving effect to the Transactions that are to occur on such date, (i) the representations and warranties of the Company set forth in the Loan Documents are true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects and (ii) no Default has occurred and is continuing.
(f)The Lenders shall have received, (i) at least three Business Days prior to the Effective Date, all documentation and other information regarding the Company and the Subsidiaries required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by the Administrative Agent or any Lender at least 10 Business Days prior to the Effective Date and (ii) to the extent the Company qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three Business Days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Company.
(g)Since December 31, 2021, there has occurred no change in the financial condition, operations, assets, business or properties of the Company and its Subsidiaries taken as a whole, or any other event, in each case, which has had or could reasonably be expected to have a Material Adverse Effect.
(h)The Lead Arranger (as defined in the Trout Bridge Commitment Letter) shall have received a certificate certifying that the Term Facility constitutes a “Qualifying Loan Facility” (as defined in the Trout Bridge Commitment Letter) (which certificate may be conditioned on the occurrence of the Effective Date).
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
Section 1.02Conditions to Closing Date. The obligation of each Lender to make a Loan hereunder is subject to receipt of the request therefor in accordance herewith and to the satisfaction of, in each case on or before the Certain Funds Termination Date, the following conditions:
(a)The Effective Date shall have occurred.
(b)the Specified Representations shall be true and correct in all material respects on and as of the date of the Closing Date; provided, that (A) in the case of any Specified Representation that specifically refers to a given date or period, such Specified Representation shall be true and correct in all material respects as of such date or for such period and (B) if any Specified Representation is qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, such Specified Representation shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates or for such respective periods.
(c)At the time of and immediately after giving effect to such Loan, no Specified Event of Default shall have occurred and be continuing.
(d)All costs, expenses (including reasonable and documented legal fees and expenses) and fees contemplated by the Loan Documents, or otherwise agreed by the Company with the Arrangers in connection with the Loan Documents, to be reimbursable or payable by or on behalf of the Company to the Arrangers (or Affiliates thereof), the Administrative Agent or the Lenders shall have been paid on or prior to the Closing Date,

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in each case, to the extent required to be paid on or prior to the Closing Date and, in the case of costs and expenses, invoiced at least two Business Days prior to the Closing Date.
(e)The Trout Acquisition shall have been (or, substantially concurrently with the Loan, shall be) consummated in all material respects in accordance with the terms of the Trout Acquisition Agreement, as may from time to time be amended, restated, amended and restated, supplemented or otherwise modified; provided that the Trout Acquisition Agreement shall not have been amended or modified in any respect, or any provision or condition therein waived, or any consent granted thereunder (directly or indirectly), by the Company or any of its subsidiaries, if such amendment, modification, waiver or consent would be material and adverse to the interests of the Lenders or the Arrangers (in their capacities as such) without the Arrangers’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), it being understood and agreed that (a) any reduction to the purchase price, when taken together with all prior reductions after December 11, 2022, of less than 10% in the original consideration for the Trout Acquisition will be deemed not to be (and any such reduction of 10% or more will be deemed to be) material and adverse to the interests of the Lenders or the Arrangers (it being agreed that the Bank Repayment Amount (as defined in the Trout Acquisition Agreement) and the Notified Leakage Amount (as defined in the Trout Acquisition Agreement) do not constitute a decrease to the purchase price), provided, in the case of any such reduction of less than 10%, that the aggregate principal amount of the Bridge Facility shall (to the extent such reduction is with respect to the cash consideration) have been reduced on a dollar-for-dollar basis and (b) any increase to the purchase price in respect of the Trout Acquisition (it being agreed that the Additional Consideration (as defined in the Trout Acquisition Agreement) and the Pre-Closing Collected Outstanding Receivables (as defined in the Trout Acquisition Agreement) do not constitute an increase to the purchase price) will be deemed not to be material and adverse to interests of the Lenders, so long as, when taken together with all prior increases, either (i) such increase is of less than 10% of the original consideration for the Trout Acquisition or (ii) in the event of any increase of 10% or more, such increase in excess of 10% is funded with common equity of the Company.
(f)The Administrative Agent (or its counsel) shall have received a certificate in substantially the form of Exhibit H from the chief financial officer (or an Authorized Officer with reasonably equivalent responsibilities) of the Company dated as of the Closing Date and certifying as to the matters set forth therein.
(g)The Administrative Agent shall have received (a) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows of the Company, prepared in accordance with U.S. GAAP, for the three most recent fiscal years that shall have been completed at least 60 days prior to the Closing Date, and (b) unaudited condensed consolidated balance sheets and related condensed consolidated statements of income, comprehensive income, and cash flows of the Company, prepared in accordance with U.S. GAAP, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 40 days prior to the Closing Date. The financial statements delivered in respect of each of clauses (a) through (b) shall be prepared in a form consistent with the requirements of Regulation S-X. The Administrative Agent hereby acknowledges that the Company’s public filing with the SEC of any required financial statements will satisfy the applicable requirements of this paragraph, provided that a subsequent Form 8-K, Item 4.02 has not been filed with respect to the financial statements included therein. It is understood and agreed that the Administrative Agent has received prior to the date hereof (i) audited consolidated balance sheets and related consolidated statements of income, comprehensive income, stockholders’ equity and cash

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flows of the Company, prepared in accordance with GAAP, for each of the fiscal years of the Company ended December 31, 2021, December 31, 2020, and December 31, 2019, and (ii) unaudited consolidated balance sheets and related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows of the Company, prepared in accordance with GAAP for the fiscal quarter of the Company ended September 30, 2022.
Section 1.03[Reserved].
Section 1.04Actions by Lenders During Certain Funds Period. Notwithstanding (x) anything to the contrary in this Agreement or any other Loan Document or (y) that any condition set forth in Section 4.01 or Section 4.02 may subsequently be determined not to have been satisfied, during the Certain Funds Period (unless (i) a Specified Event of Default has occurred and is continuing would result therefrom, (ii) in respect of clause (c) below, the conditions set forth in Section 4.02, as applicable, are not satisfied or (iii) it becomes illegal for any Lender to maintain its Commitment), each Lender shall comply with its obligations to fund any Certain Funds Credit Extension under the Loan Documents and no Lender shall:
(a)rescind, terminate or cancel any of its Commitments;
(b)rescind, terminate or cancel any Loan Document or exercise any similar right or remedy or make or enforce any claim under any Loan Document it may have to the extent to do so would prevent, limit or delay the funding of any Borrowing;
(c)refuse to fund any Loan in respect of its outstanding Commitment;
(d)exercise any right of set-off or counterclaim in respect of any Loan to the extent to do so would prevent or limit the funding of any Borrowing;
(e)cancel, accelerate or cause repayment or prepayment of any amounts owing under any Loan Document to the extent to do so would prevent or limit the funding of any Borrowing; or
(f)take any other action or make or enforce any claim or exercise any rights, entitlements or remedies it may have against the Company or under the terms of any Loan Document to the extent that to do so would, directly or indirectly, reduce the Commitments, alter the conditions to drawing of the Commitment or Loans in a manner that is adverse to the Company or prevent or limit the making of the Loans;
provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements (to the extent otherwise available) shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
Article V

Affirmative Covenants
Subject to Section 4.02 and Section 4.04, until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees that:

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Section 1.01Financial Reporting. The Company shall furnish to the Administrative Agent:
(a)Quarterly Reports. As soon as practicable and in any event within 45 days after the end of each of the first three fiscal quarters of each of its fiscal years (commencing with the fiscal quarter ending March 31, 2023), an unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and related unaudited condensed consolidated statements of income, comprehensive income and cash flows for such fiscal quarter and the period from the beginning of such fiscal year to the end of such fiscal quarter (and, in the case of the consolidated statements of income and cash flows, on a comparative basis with the statements for such period in the prior fiscal year of the Company), which shall present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.
(b)Annual Reports. As soon as practicable, and in any event within 90 days after the end of each of its fiscal years, commencing with the fiscal year ending December 30, 2022, an audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and related audited consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for such fiscal year, accompanied by an audit report thereon of an internationally recognized independent registered public accounting firm, which audit report shall not contain any “going concern” or like qualification or exception or any qualification or exception as to the scope of audit and shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in conformity with GAAP and that the examination by such accounting firm in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards in the United States.
(c)Compliance Certificate. Together with each delivery of any financial statement pursuant to paragraphs (a) and (b) of this Section, a Compliance Certificate, signed by the Company’s chief financial officer, chief accounting officer, treasurer or assistant treasurer, setting forth calculations for the period then ended which demonstrate compliance with Section 6.07 and stating that as of the date of such Compliance Certificate no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.
Documents required to be delivered pursuant to paragraph (a) or (b) of this Section (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address www.trimble.com or (ii) such documents are posted on the Company’s behalf on an Internet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).
Section 1.02Notice of Material Events; Other Information.
(a)Notice of Default. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge (i) of any condition or event which constitutes a

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Default or Event of Default or (ii) that any Person has given any written notice to the Company or any Subsidiary or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.01(d), the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer specifying (A) the nature and period of existence of any such Default or Event of Default or any such claimed default or event or condition, (B) the notice given or action taken by such Person in connection therewith and (C) what action the Company has taken, is taking or proposes to take with respect thereto.
(b)Lawsuits. Promptly upon any of the chief executive officer, chief operating officer, chief financial officer, treasurer, controller or other executive officer of the Company obtaining actual knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, the Company shall give written notice thereof to the Administrative Agent and provide such other information as may be reasonably requested by the Administrative Agent or any Lender to enable the Administrative Agent or such Lender to evaluate such matters; provided that the Company shall not be required to provide information that is subject to attorney-client or similar privilege or constitutes attorney work product.
(c)Other Information. The Company shall, promptly following a request by any Lender, prepare and deliver to such Lender all documentation and other information such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Company shall (i) prepare and deliver to the Administrative Agent notice of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification and (ii) promptly upon receiving a request therefor from the Administrative Agent, prepare and deliver to the Administrative Agent such other information with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.
Section 1.03Corporate Existence, Etc. Subject to Section 6.05, the Company shall, and shall cause each of its Subsidiaries to, at all times maintain its corporate (or other applicable entity) existence and preserve and keep, or cause to be preserved and kept, in full force and effect its rights and franchises material to its businesses, except where the failure to maintain such existence (other than in the case of the Company) or any such rights or franchises could not reasonably be expected to have a Material Adverse Effect.
Section 1.04Corporate Powers; Conduct of Business. The Company shall, and shall cause each of its Subsidiaries to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
Section 1.05Compliance with Laws, Etc. The Company shall, and shall cause each of its Subsidiaries to, (a) comply with all applicable laws and (b) obtain as needed all permits necessary for its operations and maintain such permits in good standing, unless failure to comply or to obtain or maintain such permits could not reasonably be expected to have a Material Adverse Effect. The Company shall maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Company, its Subsidiaries and its and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

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Section 1.06Payment of Taxes and Claims. The Company shall, and shall cause each of its Subsidiaries to, pay (a) all material Taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before becoming delinquent and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for material sums which have become due and payable and which by law have or may become a Lien (other than a Lien permitted by Section 6.01) upon any of the Company’s or such Subsidiary’s property or assets before becoming delinquent; provided that no such Taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above (and interest, penalties or fines relating thereto) need be paid if such Taxes, assessments and governmental charges are being contested in good faith by appropriate proceedings diligently instituted and conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 1.07Insurance. The Company shall maintain, and shall cause to be maintained on behalf of each of its Subsidiaries, insurance coverage by financially sound and reputable insurance companies or associations, against such casualties and contingencies, of such types and in such amounts as are customary for companies engaged in similar businesses and owning and operating similar properties, it being understood that the Company and its Subsidiaries may self-insure against hazards and risks with respect to which, and in such amounts, as the Company in good faith determines prudent and consistent with sound financial practice, and as are customary for companies engaged in similar businesses and owning and operating similar properties. The Company shall furnish to any Lender upon request such information as to the insurance carried by the Company as such Lender may reasonably request.
Section 1.08Inspection of Property; Books and Records; Discussions. The Company shall, and cause each of its Subsidiaries to, permit any authorized representative(s) designated by either the Administrative Agent or the Required Lenders (or while any Event of Default exists, any Lender) to visit and inspect, for a reasonable purpose, any of the properties of the Company or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers and their independent certified public accountants, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested (but no more than once per calendar year unless an Event of Default exists). Notwithstanding anything to the contrary in this Section 5.08, neither the Company nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts from, or discussion of, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designated representatives) is then prohibited by any applicable law or any agreement binding on the Company or any of its Subsidiaries or (c) that is subject to attorney-client or similar privilege or constitutes attorney work product. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, proper books of record and account in which full, true and correct entries in all material respects are made sufficient for the preparation of financial statements in accordance with GAAP.

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Section 1.09Maintenance of Property. The Company shall cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order, ordinary wear and tear excepted, except to the extent that the failure to so maintain such property could not be reasonably expected to have a Material Adverse Effect.
Section 1.10Use of Proceeds. The proceeds of the Loans will be used solely for Certain Funds Purposes. The Company shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Loan (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
Article VI

Negative Covenants
Subject to Section 4.02 and Section 4.04, until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Company covenants and agrees that:
Section 1.01Liens. The Company shall not, nor shall it permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets, or engage in any Securitization Transaction, except:
(a)Permitted Existing Liens and any renewals or extensions thereof; provided that such Liens shall not apply to any other asset of the Company or any Subsidiary and shall secure only those obligations that they secure on the date hereof (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and any extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;
(b)Permitted Liens;
(c)Liens on property acquired by the Company or any Subsidiary after the date hereof existing at the time of the acquisition thereof or existing on any property of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into the Company or a Subsidiary) after the date hereof prior to the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated); provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger, consolidation or amalgamation), as the case may be, (ii) such Liens shall not apply to any other property of the Company or any Subsidiary (other than any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) and (iii) such Liens shall secure only those obligations that they secure on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated), as the case may be, and extensions, renewals and refinancings thereof that do not increase the outstanding principal amount thereof except by an amount equal to a reasonable premium or other

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reasonable amount paid, and expenses reasonably incurred, in connection with such extensions, renewals or refinancings;
(d)Liens securing Indebtedness of a Subsidiary to the Company or to another Subsidiary;
(e)Liens on fixed or capital assets and related software acquired, constructed or improved by the Company or any Subsidiary (together with any accessions, additions, parts, replacements, fixtures, improvements and attachments to such original property, and the proceeds thereof) securing Indebtedness incurred to finance such acquisition, construction or improvement; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and related software and (iii) such Liens shall not apply to any other property or assets of the Company or any Subsidiary; provided further that individual financings of equipment or other fixed or capital assets otherwise permitted to be secured under this clause (e) provided by any Person (or its Affiliates) may be cross-collateralized to other such financings provided by such Person (or its Affiliates);
(f)Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(g)Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of letters of credit, bank guarantees and bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(h)statutory, common law or contractual Liens of creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies);
(i)Liens consisting of pledges of cash collateral in an aggregate amount not to exceed at any time US$20,000,000 to secure Hedging Agreements, letters of credit, bank guarantees and banker’s acceptances;
(j)customary Liens granted in favor of a trustee to secure fees and other amounts owing to a trustee under an indenture or other agreement pursuant to which Indebtedness permitted by this Agreement is issued;
(k)Liens on assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted by Section 6.02;
(l)Liens encumbering Receivables sold or assigned by the Company or its Subsidiaries pursuant to factoring or similar arrangements (but not pursuant to Securitization Transactions or secured incurrences of Indebtedness) and the proceeds thereof and any account into which such proceeds are deposited (so long as such account is maintained solely for the purpose of receiving such proceeds);
(m)Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code as in effect in the State of New York (or, if applicable, the corresponding section of the Uniform Commercial Code in the relevant jurisdiction), in each case covering only the items being collected upon;

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(n)in connection with the sale, transfer or other disposition of any Capital Stock or other assets in a transaction permitted hereunder, customary rights and restrictions contained in agreements relating to such sale, transfer or other disposition pending the completion thereof;
(o)any encumbrance or restriction (including put and call arrangements) with respect to the transfer of the Equity Interests of any joint venture or similar arrangement pursuant to the terms thereof;
(p)Liens securing Attributable Debt in respect of outstanding Sale and Leaseback Transactions permitted by Section 6.03(b);
(q)Securitization Transactions in an aggregate principal amount at any time outstanding not to exceed US$200,000,000 and Liens created in connection therewith; provided that such Liens shall not apply to any assets other than the Receivables subject to the Securitization Transactions and Equity Interests in any Securitization Subsidiary;
(r)Liens on the net cash proceeds of any Acquisition Indebtedness held in escrow by a third party escrow agent prior to the release thereof from escrow; and
(s)other Liens securing or deemed to exist in connection with Indebtedness or other obligations and Securitization Transactions; provided that at the time of and after giving pro forma effect to the incurrence of any such Lien (or any Indebtedness or other obligations secured thereby) or such Securitization Transaction, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness or other obligations secured by Liens and the outstanding Securitization Transactions permitted by this clause (s), (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.02(o) and (iii) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 6.03(c) does not exceed, at the time incurred, the greater of (x) US$200,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).
Section 1.02Indebtedness of Subsidiaries. The Company shall not permit any Subsidiary to, directly or indirectly, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness or any preferred Capital Stock, other than:
(a)the Obligations;
(b)Permitted Existing Indebtedness and any refinancings, renewals, refundings or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of any such refinancing, renewal, refunding or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and expenses reasonably incurred, in connection with such refinancing, renewal, refunding or extension;
(c)Indebtedness of any Subsidiary to the Company or any other Subsidiary and any preferred Capital Stock issued to the Company or any other Subsidiary;
(d)Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets and related software acquired, constructed or improved by the such Subsidiary; provided that (i) such Indebtedness is

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incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the principal amount of such Indebtedness at the time incurred does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)Indebtedness or preferred Capital Stock of any Person that becomes a Subsidiary (or Indebtedness of any Person not previously a Subsidiary that is merged, consolidated or amalgamated with or into a Subsidiary) after the date hereof, or Indebtedness that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary after the date hereof; provided that such Indebtedness or preferred Capital Stock (i) shall exist at the time such Person becomes a Subsidiary (or is so merged, consolidated or amalgamated) or such assets are acquired, as the case may be, (ii) shall not be created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger, consolidation or amalgamation) or such acquisition, as the case may be, and (iii) shall not be secured by any Liens other than Liens permitted under Section 6.01;
(f)Indebtedness of any Subsidiary as an account party in respect of letters of credit, bank guarantees and banker’s acceptances backing or supporting obligations that do not constitute Indebtedness (it being understood and agreed that letters of credit may be provided to back bank guarantees);
(g)guarantees by any Subsidiary of any Indebtedness of the Company or any other Subsidiary; provided that (i) a Subsidiary shall not guarantee Indebtedness of any other Subsidiary that it would not have been permitted to incur under this Section if it were a primary obligor thereon and (ii) any Subsidiary that guarantees any Indebtedness of the Company shall also guarantee the Obligations on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent;
(h)Indebtedness incurred in connection with Hedging Agreements entered into for non-speculative purposes;
(i)Indebtedness arising in connection with (i) customary cash management or treasury services, (ii) any overdraft facilities or (iii) the endorsement of instruments for deposit, in each case, entered into in the ordinary course of business;
(j)customary indemnification obligations pursuant to factoring or similar arrangements permitted by Section 6.01(l);
(k)Indebtedness with respect to repurchase obligations in respect of Cash Equivalents of the type set forth in clauses (a) and (b) of the definition thereof;
(l)customer deposits and advance payments received in the ordinary course of business from customers for goods or services;
(m)Attributable Debt in respect of outstanding Sale and Leaseback Transactions permitted by Section 6.03(b);
(n)Securitization Transactions in an aggregate principal amount at any time outstanding not to exceed US$200,000,000; and
(o)other Indebtedness; provided that at the time of and after giving pro forma effect to the incurrence of any such Indebtedness, the sum, without duplication, of (i) the aggregate principal amount of the outstanding Indebtedness of Subsidiaries permitted by this clause (o), (ii) the aggregate principal amount of the outstanding Indebtedness or other

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obligations secured by Liens and the outstanding Securitization Transactions permitted by Section 6.01(s) and (iii) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted by Section 6.03(c) does not exceed, at the time incurred, the greater of (x) US$200,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).
Section 1.03Sale and Leaseback Transactions. The Company shall not, nor shall it permit any Subsidiary to, consummate any Sale and Leaseback Transaction, except:
(a)any Sale and Leaseback Transaction entered into to finance the acquisition, improvement or construction of any fixed or capital assets and related software by the Company or any Subsidiary; provided that (i) such Sale and Leaseback Transaction is entered into prior to or within 180 days after such acquisition, improvement or the completion of such construction and (ii) the Attributable Debt in respect thereof at the time incurred does not exceed the cost of acquiring, improving or constructing such fixed or capital assets and related software;
(b)Sale and Leaseback Transactions with respect to real property, land, buildings, improvements and related fixed assets and fixtures, easements and other appurtenances owned by the Company or any of its Subsidiaries on the Effective Date; provided that the Attributable Debt with respect to such Sale and Leaseback Transactions at any time outstanding does not in the aggregate exceed US$200,000,000; and
(c)other Sale and Leaseback Transactions; provided that at the time of and after giving pro forma effect to any such Sale and Leaseback Transaction, the sum, without duplication, of (i) the Attributable Debt in respect of all outstanding Sale and Leaseback Transactions permitted under this clause (c), (ii) the aggregate principal amount of the outstanding Indebtedness permitted by Section 6.02(o) and (iii) the aggregate principal amount of the outstanding Indebtedness secured by Liens and the outstanding Securitization Transactions permitted by Section 6.01(s) does not exceed, at the time incurred, the greater of (x) US$200,000,000 and (y) 10.0% of Consolidated Net Tangible Assets (calculated as of the date of the Company’s balance sheet then most recently delivered pursuant to Section 5.01(a) or 5.01(b) or, if prior to the delivery of the first balance sheet to be delivered pursuant to Section 5.01(a) or 5.01(b), the most recent balance sheet referred to in Section 3.04).
Section 1.04Conduct of Business. The Company shall not, nor shall it permit any Subsidiary to, engage in any business other than the businesses engaged in by the Company and its Subsidiaries on the Effective Date and any business or activities which are similar, related or incidental thereto or reasonable extensions thereof.
Section 1.05Restriction on Fundamental Changes. The Company shall not, nor shall the Company permit any Subsidiary to, merge, consolidate or amalgamate with any other Person, or liquidate, wind-up or dissolve, or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, whether now or hereafter acquired, except that (a) a Subsidiary of the Company may merge, consolidate or amalgamate with or into the Company or any Subsidiary, provided that in the case of any such transaction involving the Company, the Company shall be the surviving or continuing Person, (b) any Person (other than the Company or a Subsidiary) may merge, consolidate or amalgamate with or into (i) the Company in a transaction in which the Company is the surviving or

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continuing Person or (ii) any Subsidiary in a transaction in which such Subsidiary or a Person that becomes a Subsidiary is the surviving or continuing Person, (c) any Subsidiary may merge, consolidate or amalgamate with or into any Person (other than the Company) in a transaction not prohibited hereunder in which, after giving effect to such transaction, the surviving or continuing Person is not a Subsidiary and (d) any Subsidiary may liquidate, dissolve or wind-up (including by “striking off” or similar proceeding). Notwithstanding anything to the contrary herein, for the avoidance of doubt, this Section 6.05 shall not apply to the Trout Acquisition or any transactions undertaken to implement the Trout Acquisition, in accordance with the Trout Acquisition Agreement, and the Trout Acquisition shall be permitted hereunder.
Section 1.06Margin Regulations. Neither the Company nor any of its Subsidiaries shall use all or any portion of the proceeds of any Loan or other credit extended under this Agreement to purchase or carry Margin Stock if a violation of Regulation U would result.
Section 1.07Financial Covenants.
(a)Minimum Interest Coverage Ratio. The Company shall maintain as of the end of each fiscal quarter an Interest Coverage Ratio for the four consecutive fiscal quarter period then ending of not less than 3.50:1.00.
(b)Maximum Leverage Ratio. The Company shall at the end of each fiscal quarter maintain a Leverage Ratio of not greater than 3.50:1.00; provided that in the event the Company or any Subsidiary shall complete any Material Acquisition in which the cash consideration paid by it exceeds US$275,000,000, the Company may, by a notice delivered to the Administrative Agent (which shall furnish a copy thereof to each Lender), increase to 4.00:1.00 the maximum Leverage Ratio permitted at the end of the fiscal quarter during which such Material Acquisition shall have occurred and each of the three immediately following fiscal quarters (but not for any subsequent fiscal quarter); provided, further, that the maximum Leverage Ratio permitted under this clause (b) shall increase to (i) at the end of the fiscal quarter during which the Trout Acquisition occurs and each of the three immediately following fiscal quarters, 4.25:1.00, (ii) at the end of the fifth and sixth fiscal quarters after the occurrence of the Trout Acquisition, 4.00:1.00 and (iii) at the end of the seventh and eighth fiscal quarters after the occurrence of the Trout Acquisition, 3.75:1.00 (for the avoidance of doubt, the maximum Leverage Ratio shall decrease to 3.50:1.00 immediately thereafter); provided, further, that there shall be at least two full fiscal quarters following the expiration of such increase before another such increase may be in effect.
Article VII

Events of Default
Section 1.01Defaults. Subject to Section 4.02 and Section 4.04, if any of the following events (“Events of Default”) shall occur:
(a)Failure to Make Payments when Due. The Company shall (i) fail to pay when due any of the Obligations consisting of principal with respect to any Loan or (ii) shall fail to pay within five Business Days of the date when due any of the other Obligations under this Agreement or the other Loan Documents;
(b)Breach of Certain Covenants. The Company shall fail duly and punctually to perform or observe any agreement, covenant or obligation binding on it under

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(i) Section 5.02(a), 5.03 (as to the existence of the Company) or 5.10 or Article VI or (ii) any other provision of this Agreement or any other Loan Document not covered by Section 7.01(a) or 7.01(b)(i) and such failure under this clause (ii) shall continue unremedied for 30 days after the earliest of the receipt by the Company of written notice from the Administrative Agent and actual knowledge thereof by an Authorized Officer;
(c)Breach of Representation or Warranty. Any representation or warranty made or deemed made by or on behalf of the Company in any of the Loan Documents or in any written statement or certificate or written information at any time given by or on behalf of the Company pursuant to any of the Loan Documents shall be false in any material respect on the date as of which made or deemed made;
(d)Default as to Other Indebtedness. The Company or any of its Subsidiaries shall fail to pay when due any Indebtedness in excess of US$200,000,000 (any such Indebtedness being “Material Indebtedness”), or the Company or any of its Subsidiaries shall fail to perform (beyond the applicable grace period with respect thereto, if any) any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which failure, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid, repurchased or redeemed (other than by a regularly scheduled payment or a mandatory prepayment, repurchase or redemption upon a sale, transfer or other disposition of assets (including as a result of a casualty or condemnation event)) prior to the stated maturity thereof; provided, that this clause (d) shall not apply to (v) any payment, prepayment, repurchase or redemption of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is not prohibited by this Agreement, (w) any Indebtedness that becomes due as a result of a refinancing thereof permitted under Section 6.01, (x) any redemption, repurchase, conversion or settlement in respect of Convertible Indebtedness pursuant to its terms (other than any right to convert such Indebtedness into cash that is triggered by an event of default, a change of control or a similar event, however denominated), (y) any early payment requirement or unwinding or termination with respect to any Hedging Agreement (other than as a result of an event in the nature of a default under any Hedging Agreement) and (z) any prepayment, repurchase or redemption in respect of Acquisition Indebtedness if the related Acquisition is not consummate;
(e)Involuntary Bankruptcy; Appointment of Receiver, Etc.
(i)An involuntary case shall be commenced against the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) and the petition shall not be dismissed, stayed, bonded or discharged within 60 days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law; or
(ii)A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) or over all or a substantial part of the property of

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the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be entered; or an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) or of all or a substantial part of the property of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall be issued and any such event shall not be stayed, dismissed, bonded or discharged within 60 days after entry, appointment or issuance;
(f)Voluntary Bankruptcy; Appointment of Receiver, Etc. The Company or any of its Subsidiaries (other than an Insignificant Subsidiary) shall (i) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, (iii) consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property, (iv) make any assignment for the benefit of creditors, or (v) take any corporate action to authorize any of the foregoing;
(g)Judgments and Attachments. Any money judgment(s) writ or warrant of attachment, or similar process against the Company or any Subsidiary (other than an Insignificant Subsidiary) or any of their respective assets involving in any single case or in the aggregate an amount in excess of US$200,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) is or are entered and shall remain unsatisfied, undischarged, unvacated, unbonded or unstayed for a period of 60 days;
(h)Dissolution. Any order, judgment or decree shall be entered against the Company or any Subsidiary (other than an Insignificant Subsidiary) decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Company or any Subsidiary (other than an Insignificant Subsidiary) shall otherwise dissolve or cease to exist except, in the case of any such Subsidiary, as specifically permitted by Section 6.05;
(i)Termination Event. Any Termination Event occurs which the Required Lenders believe is reasonably likely to subject the Company to liability in excess of US$200,000,000 or at any time after the Effective Date the Unfunded Liabilities of all Single Employer Plans exceed in the aggregate US$200,000,000; or
(j)Change of Control. A Change of Control shall occur;
then, and in every such event (other than an event with respect to the Company described in clause (e) or (f) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take any or all of the following actions, at the same or different times (but subject in all cases to the limitations set forth in Section 4.04): (A) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (B) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company to the extent permitted by applicable law; and in the case of any event

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with respect to the Company described in clause (e) or (f) of this Section, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company hereunder, shall immediately and automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company to the extent permitted by applicable law.
Section 1.02Clean-Up Period. Notwithstanding anything in any Loan Document to the contrary, for a period commencing on the Closing Date and ending on the Clean-Up Period Termination Date, any breach of a representation or warranty (other than a Specified Representation) which arises solely by reason of any matter or circumstance relating to the Trout Group will be deemed not to be a breach of representation or warranty if, and for so long as, the circumstances giving rise to the relevant breach of representation or warranty:
(a)are capable of being remedied within the period commencing on the Closing Date and ending on the Clean-Up Period Termination Date and the Company and its subsidiaries are taking appropriate steps to remedy such breach;
(b)do not have and would not be reasonably likely to have a Material Adverse Effect; and
(c)were not procured by or approved by the Company or any of its subsidiaries immediately prior to the Closing Date;
provided that, if the relevant circumstances are continuing on or after the Clean-Up Period Termination Date, there shall be a breach of representation or warranty notwithstanding this Section 7.02 (and without prejudice to the rights and remedies of the Administrative Agent and the Lenders).
Article VIII

The Administrative Agent
Each of the Lenders hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as Administrative Agent under this Agreement and the other Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents with respect to the Administrative Agent, and the Administrative Agent’s duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a)  the Administrative Agent shall not be subject

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to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties), (b) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to the Company, any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Company or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall

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not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it with reasonable care, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with bad faith, gross negligence or willful misconduct in the selection of such sub-agents.
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as the Administrative Agent and, subject to the consent of the Company (not to be unreasonably withheld, conditioned or delayed) appoint a successor. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Company and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders and the Company, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be

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discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the retiring Administrative Agent for the account of any Person other than the retiring Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the retiring Administrative Agent shall also directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation or removal from its capacity as such, the provisions of this Article and Section 10.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as the Administrative Agent.
Each Lender expressly acknowledges that none of the Administrative Agent nor the Arrangers, has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Company, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.
Each Lender, by delivering its signature page to this Agreement, or delivering its signature page to an Assignment and Assumption or any other document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
In case of the pendency of any proceeding with respect to the Company under any United States (Federal or state) or foreign bankruptcy, insolvency, receivership, winding-up or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

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(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.14, 10.03 and 10.17) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 10.03).
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not to or for the benefit of the Company, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) or otherwise for the purposes of Title I of ERISA or Section 4975 of the Code of one or more Employee Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent and such Lender.
In addition, unless clause (i) of the immediately preceding paragraph is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding paragraph, such Lender further (a) represents and warrants, as of the date such Person became a Lender party hereto, to and (b) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the Arrangers and their respective Affiliates, and not to or for the benefit of the Company, that: (i) none of the Administrative Agent or the Arrangers or

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any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto), (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least US$50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E), (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations), (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder and (v) no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the Transactions in that such Person or an Affiliate thereof (a) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (b) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (c) may receive fees or other payments in connection with the Transactions, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, agency fees, administrative agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
Notwithstanding anything herein to the contrary, none of the Arrangers, the Syndication Agents or the Documentation Agents shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as the Administrative Agent or a Lender), but all such Persons shall have the benefit of the indemnities, exculpatory and non-reliance provisions provided for hereunder or thereunder.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Recipient Party, whether or not in respect of an Obligation due and owing by the Company at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Recipient Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Recipient Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in

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accordance with banking industry rules on interbank compensation. Each Lender Recipient Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Recipient Party promptly upon determining that any payment made to such Lender Recipient Party comprised, in whole or in part, a Rescindable Amount.
The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and, except solely to the extent of the Company’s express rights to consent pursuant to and subject to the conditions set forth in this Article, the Company shall not have any rights as a third party beneficiary of any such provisions.
Article IX

[Reserved]
Article X

Miscellaneous
Section 1.01Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone and subject to paragraph (b) of this Section, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:
(i)if to the Company, to (or to it in care of) Trimble Inc., 10368 Westmoor Drive Westminster, CO 80021, Attention of General Counsel (Fax No. (408) 481-7780, Email: jim_kirkland@trimble.com), with a copy to the attention of Chief Financial Officer (Email:david_barnes@trimble.com) and a copy to the attention of Treasurer (Email:treasury_helpdesk@trimble.com);
(ii)if to the Administrative Agent, to Bank of America, N.A., 2380 Performance Drive, Building C, Richardson, TX, 75082, Attention of Joanna Tarango (Fax No. (214) 290-9440, Email: joanna.tarango@bofa.com); and
(iii)[Reserved].
(iv)if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (but if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); and notices delivered through electronic communications to the extent provided in paragraph (b) of this Section shall be effective as provided in such paragraph.
(a)Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications (including

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email and Internet and intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices under Article II to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Any notices or other communications to the Administrative Agent, the Company may be delivered or furnished by electronic communications pursuant to procedures approved in advance by the recipient thereof; provided that approval of such procedures may be limited or rescinded by such Person by notice to each other such Person. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(b)Any party hereto may change its address, fax number or email address for notices and other communications hereunder by notice to the other parties hereto.
(c)The Administrative Agent may, but shall not be obligated to, make any Communication by posting such Communication on Debt Domain, IntraLinks, SyndTrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform, and the Administrative Agent expressly disclaims liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Company, any Lender or any other Person for damages of any kind (whether in tort, contract or otherwise), arising out of the Company’s or the Administrative Agent’s transmission of Communications through the Platform except, in the case of direct damages of the Company (but not any indirect, special, incidental or consequential damages), to the extent arising from the Administrative Agent’s or such Related Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and nonappealable judgment. The Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform.
Section 1.02Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Company therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) or (c) of

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this Section, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the making of the Loans shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(a)Except as provided in paragraph (c) of this Section, none of this Agreement, any other Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders (or, if such waiver, amendment or modification relates only to, or only affects, (x) the 3-Year Tranche Term Commitments and/or the 3-Year Tranche Term Loans, the Required 3-Year Tranche Lenders or (y) the 5-Year Tranche Term Commitments and/or the 5-Year Tranche Term Loans, the Required 5-Year Tranche Lenders) and, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Company, in each case with the consent of the Required Lenders, the Required 3-Year Tranche Lenders or the Required 5-year Tranche Lenders, as applicable; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (other than any waiver of any default interest applicable pursuant to Section 2.10(e)), (iii) postpone the scheduled maturity date of any Loan or any date for the payment of any principal, interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, (iv) change Section 2.15(b) or 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, (v) change any of the provisions of this paragraph or the percentage set forth in the definition of the term “Required Lenders”, “Required 3-Year Tranche Lenders”, “Required 5-Year Tranche Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) change the currency of any Loan of any Lender without the written consent of such Lender or (vii) amend or extend the “Certain Funds Period” or the “Certain Funds Termination Date”; provided further that no such agreement shall amend, modify, extend or otherwise affect the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent; provided further that no amendment, modification, supplement, extension, termination or waiver shall contain terms that (1) directly and adversely affect the interests of the Lenders of any Tranche and (2) directly limit the applicability of such terms to one or more Tranches of Loans and Commitments but not to the other Tranche(s) of Loans and Commitments, without the consents of the Required Lenders of each Tranche directly and adversely affected thereby.
(b)Notwithstanding anything to the contrary in paragraph (a) or (b) of this Section:
(i)any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Company and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice

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from the Required Lenders stating that the Required Lenders object to such amendment;
(ii)no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of paragraph (b) of this Section and then only in the event such Defaulting Lender shall be directly and adversely affected by such amendment, waiver or other modification;
(iii)in the case of any amendment, waiver or other modification referred to in the first proviso of paragraph (b) of this Section, no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of any Lender that receives payment in full of the principal of and interest accrued on each Loan made by such Lender, and all other amounts owing to or accrued for the account of such Lender under this Agreement and the other Loan Documents, at the time such amendment, waiver or other modification becomes effective and whose Commitments terminate by the terms and upon the effectiveness of such amendment, waiver or other modification;
(iv)[reserved];
(v)this Agreement and the other Loan Documents may be amended in the manner provided in Sections 2.02(e), 2.11 and 6.02(g);
(vi)[reserved];
(vii)[reserved];
(viii)[reserved]; and
(ix)an amendment to this Agreement contemplated by the last sentence of the definition of the term “Applicable Rate” may be made pursuant to an agreement or agreements in writing entered into by the Company, the Administrative Agent and the Required Lenders.
(c)The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, waivers or other modifications on behalf of such Lender. Any amendment, waiver or other modification effected in accordance with this Section shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
Section 1.03Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for any of the foregoing (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction, in each case, for the Administrative Agent, the Arrangers and their Affiliates taken as a whole (which may be a single local counsel acting in multiple jurisdictions)), in connection with the structuring, arrangement and syndication of the credit facility provided for herein, including the preparation, execution and delivery of this Agreement, the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) [Reserved] and (iii) all reasonable and documented out-of-pocket

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expenses incurred by the Administrative Agent, any Arranger or any Lender, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(a)The Company shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents, each Lender, and each Related Party of any of the foregoing (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (but limited to a single primary counsel and, if reasonably necessary, a single local counsel in each relevant jurisdiction, in each case, for the Indemnitees, taken as a whole (which may be a single local counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest, where the party affected by such conflict informs the Company of such conflict and thereafter retains its own counsel, of another firm of primary counsel and, if reasonably necessary, another firm of local counsel in each relevant jurisdiction (which may include a single local counsel acting in multiple jurisdictions)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facility provided for herein, the preparation, execution, delivery and administration of this Agreement, the other Loan Documents or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to this Agreement or the other Loan Documents of their obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Contaminants on or from any property currently or formerly owned or operated by the Company or any Subsidiary (or Person that was formerly a Subsidiary) or any of them, or any other liability under Environmental Laws related in any way to the Company, any Subsidiary (or Person that was formerly a Subsidiary) or any of them, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether initiated against or by any party to this Agreement or any other Loan Document, any Affiliate of any of the foregoing or any third party (and regardless of whether any Indemnitee is a party thereto); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence, bad faith or wilful misconduct of such Indemnitee or (2) a breach in bad faith of the funding obligations of such Indemnitee under this Agreement or (B) arise from any dispute among the Indemnitees, other than any claim, litigation, investigation or proceeding against the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any other titled person in its capacity or in fulfilling its role as such and other than any claim, litigation, investigation or proceeding arising out of any act or omission on the part of the Company or any of its Affiliates. Each Indemnitee shall be obligated to refund and return promptly any and all amounts actually paid by the Company to such Indemnitee under this paragraph for any losses, claims, damages, penalties, liabilities or expenses to the extent such Indemnitee is subsequently determined, by a court of competent jurisdiction by final and nonappealable judgment, to not be entitled to payment of such amounts in accordance with the terms of this paragraph. This paragraph shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

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(b)To the extent that the Company fails indefeasibly to pay any amount required under paragraph (a) or (b) of this Section to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent). For purposes of this Section, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate amount of the Loans and unused Commitments at the time outstanding or in effect (or most recently outstanding or in effect, if none of the foregoing shall be outstanding or in effect at such time).
(c)To the fullest extent permitted by applicable law, the Company shall not assert, or permit any of its Affiliates or Related Parties to assert, and the Company hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent arising from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final and nonappealable judgment, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.
(d)To the fullest extent permitted by applicable law, the Administrative Agent, the Arrangers, the Lenders, the Syndication Agents and the Documentation Agents shall not assert, or permit any of their respective Affiliates or Related Parties to assert, and each of them hereby waives, any claim against the Company, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof; provided, that nothing in this paragraph (e) shall limit the Company’s indemnity and reimbursement obligations set forth in this Section or separately agreed.
(e)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 1.04Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents of the Administrative Agent, Participants (to the extent provided in paragraph (c) of this Section), the Arrangers, the Syndication Agents, the Documentation Agents and, to the extent expressly contemplated hereby, the Related

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Parties of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(a)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:
(A)the Company; provided that no consent of the Company shall be required (1) in the case of Commitments and Loans, (x) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or (y) after the Closing Date, if an Event of Default shall have occurred and be continuing and (2) for any assignment between Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC; provided further, in each case, that the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and
(B)the Administrative Agent
(C)[Reserved].
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent otherwise consents; provided that (1) no such consent of the Company shall be required if an Event of Default has occurred and is continuing and (2) the Company shall be deemed to have consented to any assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee of US$3,500, provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

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(D)the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.14(f) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.
(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 10.03 and 10.17); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(c).
(iii)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and records of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and, as to entries pertaining to it, any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.14(f) (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to in this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section or is otherwise not in proper form, it being acknowledged that the Administrative Agent shall have no duty or obligation (and shall incur no liability) with respect to obtaining (or confirming the receipt) of any such written consent or

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with respect to the form of (or any defect in) such Assignment and Assumption, any such duty and obligation being solely with the assigning Lender and the assignee. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph, and following such recording, unless otherwise determined by the Administrative Agent (such determination to be made in the sole discretion of the Administrative Agent, which determination may be conditioned on the consent of the assigning Lender and the assignee), shall be effective notwithstanding any defect in the Assignment and Assumption relating thereto. Each assigning Lender and the assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the Administrative Agent that all written consents required by this Section with respect thereto (other than the consent of the Administrative Agent) have been obtained and that such Assignment and Assumption is otherwise duly completed and in proper form, and each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is an Eligible Assignee.
(b)(i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more Eligible Assignees (“Participants”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and Loans); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant or requires the approval of all the Lenders. The Company agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(f) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Sections 2.15 and 2.16 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.12 or 2.14 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Company’s request and expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.
(i)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain records of the name and address of each Participant and the principal amounts (and stated interest) of each

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Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other rights and/or obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that any such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent (in its capacity as such) shall not have any responsibility for maintaining a Participant Register.
(c)Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or grant to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 1.05Survival. All covenants, agreements, representations and warranties made by the Company in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any of the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents, the Lenders or any Related Party of any of the foregoing may have had notice or knowledge of any Default or incorrect representation or warranty at the time any Loan Document was executed and delivered or any credit was extended hereunder, and shall continue in full force and effect as long as the principal of or any interest accrued on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid (other than contingent obligations for indemnification, expense reimbursement, tax gross-up or yield protection as to which no claim has been made) and so long as any of the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 2.15(d), 10.03, 10.17 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of a Lender, the repayment of the Loans and the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
Section 1.06Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letters or any commitment advices with respect to the credit facility established hereby submitted by any Lender (but do not

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supersede any other provisions thereof or of the Fee Letter that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
(a)This Agreement, any Loan Document and any other Communication may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Company and each of the Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. The authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.
(b)Neither the Administrative Agent nor Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, in connection with the Administrative Agent’s or Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof). Without limiting the generality of the foregoing, the parties hereto hereby (i) agree that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Company, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto. Notwithstanding anything contained herein to the

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contrary, neither the Administrative Agent and/or Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent and/or Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Company and/or any Lender without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
(c)The Company and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement and/or any other Loan Document based solely on the lack of paper original copies of this Agreement and/or such other Loan Document, and (ii) waives any claim against the Administrative Agent and each Lender for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Company to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Section 1.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 1.08Right of Setoff. Without prejudice to and subject to Section 4.04, if an Event of Default shall have occurred and be continuing, each Lender and each Affiliate of the foregoing is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other amounts at any time held and other obligations (in whatever currency) at any time owing by such Lender or by such an Affiliate to or for the credit or the account of the Company against any of and all the obligations then due of the Company now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations of the Company are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender and each Affiliate of the foregoing, under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Affiliate may have. Each Lender agrees to notify the Company and the Administrative Agent promptly after any such setoff and application.
Section 1.09Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the law of the State of New York; provided that the determination of whether the Trout Acquisition has been consummated in all material respects in accordance with the terms of the Trout Acquisition Agreement, in each case, will be governed by and construed in accordance with the internal laws of Germany applicable to agreements executed and performed entirely within such country without regard to conflicts of law principles of Germany or any other jurisdiction that would cause the laws of any jurisdiction other than Germany to apply.

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(a)Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the United States District Court of the Southern District of New York and of the Supreme Court of the State of New York sitting in New York County, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or any other Loan Document brought by it or any of its Affiliates shall be brought, and shall be heard and determined, exclusively in such United States District Court or, if that court does not have subject matter jurisdiction, such Supreme Court. Each party hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any suit, action or proceeding relating to this Agreement or any other Loan Document against the Company or any of its properties in the courts of any jurisdiction.
(b)Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 1.10WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 1.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 1.12Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties, including accountants, legal counsel and other agents and advisors, it being understood that the Persons to whom such

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disclosure is made either are informed of the confidential nature of such Information and instructed to keep such Information confidential or are subject to customary confidentiality obligations of employment or professional practice, (b) to the extent required or requested by any Governmental Authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (c) to the extent required by applicable law or by any subpoena or similar legal process (in which case such Person agrees to inform the Company promptly thereof prior to such disclosure to the extent practicable and not prohibited by applicable law (except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority)), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document, the enforcement of rights hereunder or thereunder or any Transactions, (f) subject to an agreement containing confidentiality undertakings substantially the same as those of this Section (which shall be deemed to include those required to be made in order to obtain access to information posted on IntraLinks, SyndTrak or any other Platform), to (i) any assignee of or Participant in (or its Related Parties), or any prospective assignee of or Participant in (or its Related Parties), any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its Related Parties) to any swap or derivative transaction relating to the Company or any Subsidiary and their respective obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the credit facility provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Company, (i) to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement or any other Loan Document, provided that such information is limited to the information about this Agreement and the other Loan Documents, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis from a source other than the Company or any Subsidiary that is not known by the Administrative Agent, such Lender or such Affiliate to be prohibited from disclosing such Information to such Persons by a legal, contractual, or fiduciary obligation to the Company or any Subsidiary. For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or its businesses, other than any such information that is available to the Administrative Agent, any Lender or any Affiliate of any of the foregoing on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. It is agreed that, notwithstanding the restrictions of any prior confidentiality agreement binding on the Administrative Agent or any Arranger, such Persons may disclose Information as provided in this Section.

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Section 1.13Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.
Section 1.14USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company in accordance with the USA PATRIOT Act.
Section 1.15No Fiduciary Relationship. The Company, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Administrative Agent, the Arrangers, the Lenders and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and none of the Administrative Agent, the Arrangers, the Lenders or their Affiliates has any obligation to disclose any of such interests to the Company or any of its Affiliates. To the fullest extent permitted by law, the Company hereby waives and releases any claims that it or any of its Affiliates may have against the Administrative Agent, the Arrangers, the Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 1.16Acknowledgment Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the

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transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 1.17Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(d)The obligations of the Company in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such deficiency.
Section 1.18Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(e)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is an Affected Financial Institution; and
(f)the effects of any Bail-in Action on any such liability, including, if applicable:

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(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TRIMBLE INC.
By: /s/ David G. Barnes Name: David G. Barnes Title: Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT OF TRIMBLE INC.
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BANK OF AMERICA, N.A., individually and as the Administrative Agent

By    /s/ David J. Smith
    Name: David J. Smith
    Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT OF TRIMBLE INC.
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BANK OF AMERICA, N.A., as a Lender
By    /s/ Kurt Fuess
    Name: Kurt Fuess
    Title: Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT OF TRIMBLE INC.
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SUMITOMO MITSUI BANKING CORPORATION, as a Lender
By    /s/ Irlen Mak
    Name: Irlen Mak
    Title: Director

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TD BANK, N.A., as a Lender
By    /s/ Stephen Levi
    Name: Stephen Levi
    Title: Senior Vice President

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WELLS FARGO BANK, N.A., as a Lender
By    /s/ Gambo Audu
    Name: Gambo Audu
    Title: Vice President

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THE BANK OF NOVA SCOTIA, as a Lender
By    /s/ Michelle Phillips
    Name: Michelle Phillips
    Title: Managing Director

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PNC BANK, NATIONAL ASSOCIATION, as a Lender
By    /s/ Diane Truong
    Name: Diane Truong
    Title: Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender
By    /s/ Ryan Zimmerman
    Name: Ryan Zimmerman
    Title: Vice President

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SCHEDULE 2.01
COMMITMENTS

Lender	3-Year Tranche Term Commitment	5-Year Tranche Term Commitment	Total Commitment	Commitment Percentage
Bank of America, N.A.	$83,750,000	$83,750,000	$167,500,000	16.750000000%
Sumitomo Mitsui Banking Corporation	$83,750,000	$83,750,000	$167,500,000	16.750000000%
TD Bank, N.A.	$83,750,000	$83,750,000	$167,500,000	16.750000000%
Wells Fargo Bank, National Association	$83,750,000	$83,750,000	$167,500,000	16.750000000%
The Bank of Nova Scotia	$71,250,000	$71,250,000	$142,500,000	14.250000000%
PNC Bank, National Association	$50,000,000	$50,000,000	$100,000,000	10.000000000%
JPMorgan Chase Bank, N.A.	$43,750,000	$43,750,000	$87,500,000	8.750000000%
Total	$500,000,000	$500,000,000	$1,000,000,000	100.000000000%

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SCHEDULE 6.01
PERMITTED EXISTING LIENS

Debtor	Jurisdiction	Secured Party	Original File No.	File Date	Collateral
Innovative Software Engineering, L.L.C.	Secretary of State, Iowa	Kirkwood Community College	E12030233-3 Continued: 04/21/2017	04/26/2012	Blanket lien.
Innovative Software Engineering, L.L.C.	Secretary of State, Iowa	Kirkwood Community College	E14055118-1 Continued: 06/19/2019	07/28/2014	Blanket lien.
Innovative Software Engineering, L.L.C.	Secretary of State, Iowa	Kirkwood Community College	E19038557-0	06/05/2019	Blanket lien.

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SCHEDULE 6.02
PERMITTED EXISTING INDEBTEDNESS
None.

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EXHIBIT A
[FORM OF]
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company” or the “Borrower”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions referred to above and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the outstanding rights and obligations of the Assignor under the credit facility identified below (including any guarantees and Letters of Credit included in such credit facility) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:
2.    Assignee:
[and is [a Lender] [an Affiliate/Approved Fund of [Identify Lender]]]1
3.    Borrower: Trimble Inc.
4.    Administrative Agent: Bank of America, N.A.
5.    Assigned Interest:
1 Select as applicable.
EXHIBIT A-1
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Tranche Assigned	Aggregate Amount of Commitments/Loans of all Lenders	Amount of the Commitments/Loans Assigned[2]	Percentage Assigned of Aggregate Amount of Commitments/ Loans of all Lenders[3]
Commitments/ Loans	US$	US$	%

Effective Date: _______________, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]
The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable law, including United States (Federal or State) and foreign securities laws.

2 Must comply with the minimum assignment amounts set forth in Section 10.04(b)(ii)(A) of the Credit Agreement, to the extent such minimum assignment amounts are applicable.
3 Set forth, to at least 9 decimals, as a percentage of the Commitments/Loans of all Lenders.
EXHIBIT A-2
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The terms set forth above are hereby agreed to:	Consented to and Accepted:
________________, as Assignor, By: Name: Title: ________________, as Assignee, By: Name: Title:[4]	BANK OF AMERICA, N.A., as Administrative Agent, By: Name: Title: Consented to: [TRIMBLE INC. By: Name: Title:[5]

4 The Assignee must deliver to the Company all applicable Tax forms required to be delivered by it under Section 2.14(f) of the Credit Agreement.
5 No consent of the Company is required for, in the case of Commitments and Loans, (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender or (ii) if an Event of Default has occurred and is continuing.
EXHIBIT A-3
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ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1.    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or other Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or other Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which
EXHIBIT A-1-1
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shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by and construed in accordance with the laws of the State of New York.
EXHIBIT A-1-2
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EXHIBIT B
[FORM OF]
BORROWING REQUEST
Bank of America, N.A.
as Administrative Agent
Email: ecredit_dedicated@bofa.com
with a copy to:
2380 Performance Drive
Building C
Richardson, TX 75082
Attention Joanna Tarango
Fax No.: (214) 290-9440
Email: joanna.tarango@bofa.com
[Date]
Ladies and Gentlemen:
Reference is made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings specified in the Credit Agreement.
This notice constitutes a Borrowing Request and the Company hereby gives notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:
(A)    aggregate
principal amount of Borrowing:6 US$
(B)    Date of Borrowing (which is a Business Day): _______________
(C)    Type of Borrowing:7 ____________________________________
(D)    Interest Period and the last day thereof:8 ____________________
(E)    Location and number of the account to which proceeds of the requested Borrowing are to be disbursed: [Name of Bank]
(Account No.:__________________________)
(F)    the Tranche of such Borrowing: ______________________
The Company hereby certifies that the conditions specified in paragraphs (a) through (g) of Section 4.02 of the Credit Agreement have been satisfied.
6 Must comply with Sections 2.01 and 2.02(c) of the Credit Agreement.
7 Specify ABR Borrowing or Term SOFR Borrowing. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.
8 Shall be subject to the definition of “Interest Period” and can be a period of one, three or six months. If an Interest Period is not specified, then the Company shall be deemed to have selected an Interest Period of one month’s duration. May not end after the Maturity Date.
EXHIBIT B-1
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Very truly yours,
TRIMBLE INC.
By:
Name:
Title:
EXHIBIT B-2
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EXHIBIT C-1
[RESERVED].
EXHIBIT C-1-1
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EXHIBIT C-2
[RESERVED]
EXHIBIT C-2-1
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EXHIBIT D
[FORM OF] COMPLIANCE CERTIFICATE
The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Company under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.
Reference is made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning specified in the Credit Agreement.
The undersigned hereby certificates that [he][she] is a [ ]9 of the Company and, in [his/her] capacity as such and not individually, hereby further certifies as follows:
1. [Attached as Schedule I hereto are the unaudited condensed consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal quarter ended [ ] and the then elapsed portion of the fiscal year.] [or] [The condensed consolidated financial statements required by Section 5.01(a) of the Credit Agreement as of the end of and for the fiscal quarter ended [ ] and the then elapsed portion of the fiscal year have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.] Such financial statements present fairly, in all material respects, the financial position of the Company and its Subsidiaries as at the dates indicated and their results of operations and cash flows for the periods indicated in accordance with GAAP, subject to normal year-end audit adjustments and the absence of certain footnotes.]
[or]
1.    [Attached as Schedule I hereto are the audited consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal year ended [ ], together with an audit opinion thereon of [Ernst & Young LLP] required by Section 5.01(b).] [or] [The audited consolidated financial statements required by Section 5.01(b) of the Credit Agreement as of the end of and for the fiscal year ended [ ], together with an audit opinion thereon of [Ernst & Young LLP] required by Section 5.01(b), have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.]
2.    I have reviewed the terms of the Credit Agreement and the other Loan Documents and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Company and the Subsidiaries during the accounting period covered by the attached financial statements. The foregoing examination did not disclose, and I have no knowledge of, of the existence
9 Must be the chief financial officer, chief accounting officer, treasurer or assistant treasurer of the Company.
EXHIBIT D-1
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as of the date of this Certificate of any Default or an Event of Default[, except as set forth in a separate attachment, if any, to this Certificate, specifying the details thereof and any action taken or proposed to be taken with respect thereto].
3.    The financial covenant analyses and other information set forth on Annex 1 hereto are true and accurate on and as of the date of this Certificate.
The foregoing certifications are made and delivered on [ ] pursuant to Section 5.01(c) of the Credit Agreement.
TRIMBLE INC.,
By:
Name:
Title:
EXHIBIT D-2
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ANNEX 1 TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDED [mm/dd/yy].

(a) Net Income: the net income (or loss) after taxes of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP:	$[___,___,___]
(b) EBITDA: (i) + (ii) - (iii) =[10]	$[___,___,___]
(i) Net Income for such period (see item (a)):	$[___,___,___]
(ii)    (a)    the total interest expense, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP:[11]
$[___,___,___]
(b) charges against income for foreign, federal, state and local taxes:	$[___,___,___]
(c) depreciation expense:	$[___,___,___]
(d) amortization expense, including, without limitation, amortization of goodwill and other intangible assets:	$[___,___,___]
(e) other non-cash charges, expenses or losses:	$[___,___,___]
(f) non-cash expenses in connection with stock options, restricted shares or other share based compensation granted or provided to employees or directors:	$[___,___,___]
(g) any unusual, extraordinary or non-recurring charges, expenses or losses:	$[___,___,___]
10 For the purposes of calculating EBITDA for any period, if during any period of four consecutive fiscal quarters the Company or any Subsidiary shall have consummated a Material Acquisition or a Material Disposition, EBITDA for such period shall, solely for purposes of determining the Leverage Ratio, be calculated giving pro forma effect to such transaction as if it had occurred on the first day of such period.
11 Items to be set forth without duplication and to the extent deducted in determining Net Income.
EXHIBIT D-1-1
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(h) transaction fees, costs and expenses related to Acquisitions, whether or not any such Acquisition is consummated:	$[___,___,___]
(i) transaction fees, costs and expenses related to the Transactions:	$[___,___,___]
(j)    restructuring, integration and related charges or expenses (including retention, severance, systems establishment costs, contract termination costs, future lease commitments, and costs to consolidate facilities and relocate employees):[12]
$[___,___,___]
(iii) unusual, extraordinary or non-recurring cash or non-cash income, gains or credits:[13]	$[___,___,___]
(c) Total Indebtedness: (i) + (ii) + (iii) + (iv) + (v) + (vi) =[14]	$[___,___,___]
(i) obligations for borrowed money:	$[___,___,___]
(ii) obligations that are evidenced by notes, bonds, or other similar instruments:	$[___,___,___]
(iii) Capitalized Lease Obligations:	$[___,___,___]
(iv) reimbursement obligations in respect of letters of credit (excluding contingent reimbursement obligations in respect of undrawn letters of credit):	$[___,___,___]
(v) any Off-Balance Sheet Liabilities:	$[___,___,___]
(vi) the principal amount of all Indebtedness referred to in clauses (i) through (v) above of any Person in respect of which the Company or any Subsidiary has a Contingent Obligation:	$[___,___,___]
12 Any charges or expenses added back pursuant to this clause (j) shall not exceed 5% of EBITDA (prior to giving effect to such add back) for any period of four consecutive fiscal quarters.
13 Items to be set forth without duplication and to the extent included in determining such Net Income.
14 For purposes of determining Consolidated Total Indebtedness, at any time after the definitive agreement for any Material Acquisition shall have been executed, any Acquisition Indebtedness with respect to such Material Acquisition shall, unless such Material Acquisition shall have been consummated, be disregarded.
EXHIBIT D-1-2
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(d)    Unrestricted Cash: cash and Cash Equivalents owned by the Company and its Subsidiaries, as reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP; provided that (i) such cash and Cash Equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on such consolidated balance sheet and (ii) for so long as any Acquisition Indebtedness is disregarded for purposes of determining Total Indebtedness in accordance with the definition of such term, all proceeds of such Acquisition Indebtedness shall be disregarded for purposes of determining Unrestricted Cash
$[___,___,___]
(e) Leverage Ratio: ((i) - (ii)) / (iii) =	$[___,___,___]
(i) Total Indebtedness (see item (c) above):	$[___,___,___]
(ii)    Unrestricted Cash (see item (d) above), but only to the extent such Unrestricted Cash exceeds US$150,000,000 (it being understood that only the amount of such excess may be deducted pursuant to this clause), provided that the amount deducted pursuant to this clause may not in any event exceed, as of any date of determination, US$350,000,000:
$[___,___,___]
(ii) EBITDA for such period (see item (b) above):	$[___,___,___]
(f) Interest Coverage Ratio: (i) / (ii) =
EXHIBIT D-1-3
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(i) EBITDA for such period (see item (b) above):	$[___,___,__]
(ii)    the total interest expense of the Company and its consolidated Subsidiaries, whether paid or accrued (including the interest component of Capitalized Leases, commitment fees and fees for stand-by letters of credit), all as determined in accordance with GAAP:
$[___,___,__]

EXHIBIT D-1-4
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EXHIBIT E
[FORM OF]
INTEREST ELECTION REQUEST
Bank of America, N.A.
as Administrative Agent
Email: ecredit_dedicated@bofa.com
with a copy to:
2380 Performance Drive
Building C
Richardson, TX 75082
Attention Joanna Tarango
Fax No.: (214) 290-9440
Email: joanna.tarango@bofa.com
[Date]
Ladies and Gentlemen:
Reference is made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the Lenders party thereto and Bank of America, N.A., as Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
This notice constitutes an Interest Election Request and the Company hereby gives notice, pursuant to Section 2.05 of the Credit Agreement, that it requests the conversion or continuation of a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing and each resulting Borrowing:
1.    Borrowing to which this request applies:
Principal Amount:
Type:
Interest Period15:
2.    Effective date of this election16:
15 In the case of a Term SOFR Borrowing, specify the last day of the current Interest Period therefor.
16 Must be a Business Day.
EXHIBIT E-1
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3.    Resulting Borrowing[s]17
Principal Amount18:
Type19:
Interest Period20:

Very truly yours,
TRIMBLE INC.,
By:
Name:
Title:
17 If different options are being elected with respect to different portions of the Borrowing specified in item 2 above, provide the information required by this item 3 for each resulting Borrowing. Each resulting Borrowing shall be in an aggregate amount that is an integral multiple of, and not less than, the amount specified for a Borrowing in Section 2.02(c) of the Credit Agreement.
18 Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 2 above.
19 Specify whether the resulting Borrowing is to be an ABR Borrowing or a Term SOFR Borrowing.
20 Applicable only if the resulting Borrowing is to be a Term SOFR Borrowing. Shall be subject to the definition of “Interest Period” and can be a period of one, three or six months. Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Company shall be deemed to have selected an Interest Period of one month’s duration.
EXHIBIT E-2
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EXHIBIT F-1
[FORM OF]
US TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For US Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]
EXHIBIT F-1-1
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EXHIBIT F-2
[FORM OF]
US TAX COMPLIANCE CERTIFICATE
(For Non-US Participants That Are Not Partnerships For US Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (d) it is not a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-US Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-2-1
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EXHIBIT F-3
[FORM OF]
US TAX COMPLIANCE CERTIFICATE
(For Non-US Participants That Are Partnerships For US Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT F-3-1
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EXHIBIT F-4
[FORM OF]
US TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For US Federal Income Tax Purposes)
Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Trimble Inc., the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Term Loan Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent shareholder of the Company within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Company as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]
EXHIBIT F-4-1
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EXHIBIT H
SOLVENCY CERTIFICATE
This Certificate (this “Certificate”) is being delivered pursuant to Section 4.02(f) of the Term Loan Credit Agreement dated as of December 27, 2022 (the “Credit Agreement”), among Trimble Inc., a Delaware corporation (the “Company”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent. Unless otherwise defined herein, terms used herein have the meanings provided in the Credit Agreement.
The undersigned hereby certifies that [he][she] is the Chief Financial Officer of the Company and that [he][she] is knowledgeable of the financial and accounting matters of the Company and its Subsidiaries and that, as such, [he][she] is authorized to execute and deliver this Certificate on behalf of the Company.
The undersigned hereby further certifies, solely in [his][her] capacity as Chief Financial Officer of the Company and not in an individual capacity and without personal liability, that, on the date hereof, immediately after giving effect to the Transactions to occur on or about the date that the Trout Acquisition is consummated, including the making of the Loans and the application of the proceeds thereof:
1.    The fair value of the assets of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will exceed their debts and liabilities, subordinated, contingent or otherwise.
2.    The present fair saleable value of the property of the Company and its Subsidiaries (on a going concern basis), on a consolidated basis, will be greater than the amount that will be required to pay the probable liabilities on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured.
3.    The Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.
4.    The Company and its Subsidiaries, on a consolidated basis, will not have an unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and proposed to be conducted following the date hereof.
In computing the amount of the contingent liabilities of the Company and its Subsidiaries as of the date hereof, such liabilities have been computed at the amount that, in light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.
[Remainder of this page intentionally left blank]

Exhibit H-1
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IN WITNESS WHEREOF, the undersigned has executed this Certificate solely in his/her capacity as Chief Financial Officer of the Company (and not in an individual capacity) this [ ] day of [ ].
TRIMBLE, INC.,
by

Name:
Title: Chief Financial Officer
Annex H-2
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